UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 21, 2024
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Tuesday, May 21, 2024 at 10:00 a.m. EDT.
The Annual Meeting is being held for the following purposes:
1.	ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm;
3.
AMENDED AND RESTATED 2016 OMNIBUS LONG-TERM INCENTIVE PLAN: To approve the Amended and Restated 2016 Omnibus Long-Term Incentive Plan of the Company, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Plan”);

4.	ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay”; and
5.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 28, 2024 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We will be using the SEC’s Notice and Access model, which allows us to make the proxy materials available on the Internet as the primary means of furnishing proxy materials to stockholders. On or about April 9, 2024, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The Notice of Annual Meeting and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are also available at: https://investors.telos.com/.
Your vote is important to us. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Please vote promptly by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials.
By order of the Board of Directors.

Helen M. Oh, Secretary
Ashburn, Virginia

April 9, 2024

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 21, 2024
This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos”, the “Company”, “we”, “us” or “our”), to the holders of the Company’s Common Stock in connection with the Annual Meeting of Stockholders (“2024 Annual Meeting”) of the Company to be held on May 21, 2024, 10:00 a.m. EDT, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).
The Company’s Board of Directors is soliciting proxies from holders of Common Stock, and the voting recommendations are:

Proposal	Items of Business	Recommendation
1	Election of the Directors: John B. Wood (Chairman), David Borland, Bonnie Carroll, Derrick D. Dockery, Brad Jacobs, John W. Maluda, Fredrick D. Schaufeld	“FOR” each of the nominees
2	Ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024	“FOR”
3	Approve the Amended and Restated 2016 Omnibus Long-Term Incentive Plan	“FOR”
4	To approve, on an advisory basis, the compensation of our named executive officers	“FOR”
The entire cost of soliciting these proxies will be borne by the Company. As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing. If we deem necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.
The Annual Meeting Notice, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at https://materials.proxyvote.com/87969B and on the Company website at http://investors.telos.com.
We are making the proxy materials available to stockholders on the Internet under the SEC’s Notice and Access model. We believe the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of proxy materials and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials includes instructions for accessing the proxy materials and voting by telephone or on the Internet. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card and the instructions that accompany the proxy materials in order to access the voting site. Beneficial stockholders who do not have a control number may gain access by logging into their broker, brokerage firm, bank, or other nominee’s (collectively referred to as “Nominee”) website and selecting the shareholder communications mailbox to link through to the 2024 Annual Meeting material. Instructions should also be provided on the voting instruction card provided by your Nominee.
If you would like to receive a full printed set of the proxy materials in the mail, please follow the instructions in the Notice of Internet Availability of Proxy Materials for requesting such materials.
Voting Procedures
Record Date. The record date for determining the stockholders entitled to vote at the 2024 Annual Meeting is March 28, 2024 (“Record Date”). As of the Record Date, there were 73,308,160 shares of Common Stock outstanding and entitled to vote at the 2024 Annual Meeting.
Votes. Each holder of Common Stock is entitled to one vote per share of Common Stock held for Proposals 1 through 4, and any other issue to be decided at the Annual Meeting.
Voting Methods. Instruction on voting is provided in the Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.

If you hold shares of the Company directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a “stockholder of record” or “registered stockholder”. If you are a stockholder of record, the Notice of Internet Availability of Proxy Materials has been sent directly to you by the Company or by our representative. If you own your shares indirectly through a Nominee, your shares are said to be held in “street name.” Technically, your Nominee will vote those shares. In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.
For shares held in “street name,” when a Nominee does not receive voting instructions from its customers, the question arises whether the Nominee nonetheless has the discretion to vote those shares. For routine matters, NASDAQ gives Nominees the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, PricewaterhouseCoopers LLP, (Proposal 2) is a matter considered routine by NASDAQ. If you are a beneficial owner of shares of our Common Stock, your Nominee will NOT be able to vote your shares with respect to the election of directors (Proposal 1), the approval of the Amended and Restated 2016 Omnibus Long-Term Incentive Plan (Proposal 3), and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4) unless you give your Nominee specific voting instructions. A “broker non-vote” occurs when your Nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because the Nominee does not have the authority to vote on that proposal since the Nominee has not received instructions from you. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining the result of the vote. Broker non-votes and abstentions will not be counted as a vote “FOR” or “AGAINST” Proposals 2 through 4 and will have no effect on the result of the vote.
Quorum and Vote Required. A quorum consists of stockholders representing a majority of the votes by holders of Common Stock entitled to be cast at the 2024 Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of Common Stock if a quorum is present. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. The affirmative vote of a majority of votes cast by the holders of Common Stock at the 2024 Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm, to approve the Amended and Restated 2016 Omnibus Long-Term Incentive Plan, and to approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay.” You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting, in connection with Proposals 2 through 4.
Meeting Attendance. Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card, and bring a copy of the proxy card with them to the meeting. Ballots will also be available at the meeting. Beneficial owners of the Common Stock that is held by a Nominee must provide adequate proof of ownership. In addition, due to security requirements at the Company’s headquarters, a government issued photo identification will be required for admission to the 2024 Annual Meeting.
Revocation of Proxies. A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the 2024 Annual Meeting by:
(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:
Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
(2)	Appearing in person and voting using a ballot at the Annual Meeting, or
(3)	Filing an instrument of revocation with the Inspector of Elections at the 2024 Annual Meeting.
If shares of the Common Stock are held in the name of a Nominee, the beneficial owner of those shares must contact the Nominee in order to change a vote. The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

i

PROPOSAL 1: Election of Directors
The Board of Directors of Telos recommends that the Director Nominees named below be elected by the holders of the Company’s Common Stock.
The election of directors requires a plurality of the voting power of the shares of our Common Stock present in person or represented by proxy at the 2024 Annual Meeting and entitled to vote thereon. Only votes cast “FOR” a nominee will be counted in the election of directors. Broker non-votes and abstentions will not be counted. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Director Nominees
The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as directors by the holders of the Common Stock, to serve until his or her successor is elected and qualified: John B. Wood, David Borland, Bonnie Carroll, Derrick D. Dockery, Brad Jacobs, Maj. Gen. (ret) John W. Maluda, and Fredrick D. Schaufeld. Each of our directors is a United States citizen.
John B. Wood Age | 60
President, Chief Executive Officer, Chairman of the Board of the Company. Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO. Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Due to Mr. Wood’s broad knowledge and experience with the Company and its offerings, he is considered to have cybersecurity expertise. His experience with the Company’s stockholders, partners, customers, and vendors, resulting from his long tenure with the Company are invaluable to the Board.

David Borland Age | 76
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government. Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003). Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Bonnie Carroll Age | 66
President and Founder, Tragedy Assistance Program for Survivors (TAPS), a non-profit organization that provides comfort, care, and resources to family members grieving the death of a member of the military, since 1994. Ms. Carroll was elected to the Board in September 2020. Ms. Carroll has also held appointments in the government, including White House Liaison at the Department of Veteran Affairs under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and the Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom. Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed the Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the Department of Defense.

Ms. Carroll’s extensive service in the military, civilian agencies, and non-profit work serving family members of military service men and woman, and the recognition of her service by the highest level of government, make her a valuable member of the Board of Directors.

Derrick D. Dockery Age | 43
U.S. Government Affairs at TikTok, a popular video streaming and sharing app, since June 2020. Mr. Dockery was elected to the Board on January 19, 2022. Mr. Dockery is the Co-Founder of Yellow Ribbons United, a non-profit founded in 2013, which leverages professional sports platforms and resources of corporate America to increase awareness of issues affecting retired and active-duty military personnel and their families. From 2013 to 2019, Mr. Dockery worked at the U.S. House of Representatives for Speaker Paul Ryan (2016-2019) as Business and Intergovernmental Coalition Director; Chairman Jason Chaffetz, House Oversight and Government Reform Committee (2015-2016) as Communications and Coalitions Coordinator; and Chairman Paul Ryan, House Budget Committee Office (2013-2015) as Communications Press Assistant. From 2003 to 2013, Mr. Dockery played professional football as an offensive lineman for the Dallas Cowboys, Washington Redskins (now called the Commanders), and the Buffalo Bills.

Mr. Dockery holds a Bachelor of Science in Education with a minor in Communications from the University of Texas in Austin, Texas and a Master of Business Administration from George Washington University in Washington, D.C.

Mr. Dockery’s experience working in Congress and his relationships in the business community make him a valuable member of the Board of Directors.

Brad Jacobs Age | 66
Adjunct Professor at Rollins College in Florida and Consultant since January 2015. Mr. Jacobs was elected to the Board on January 19, 2022. Mr. Jacobs is a consultant for various law firms regarding U.S. Department of Defense and agency bid protests. From November 2000 until September 2014, Mr. Jacobs served in various finance roles at BAE Systems, Inc., which has 43,700 employees worldwide and generated $12 billion in sales in 2013. At BAE Systems, Inc., he held the following positions: Senior Vice President, Finance (March 2009 to September 2014); Vice President, Finance, Mergers & Acquisitions (September 2007 to February 2009); and Vice President, Finance, Electronics & Integrated Solutions Operating Group (November 2000 to August 2007). From March 1992 until November 2000, Mr. Jacobs worked in various management roles at Lockheed Martin Company. Mr. Jacobs also serves on the Board of Tragedy Assistance Program for Survivors (TAPS) and the Jewish Federation for Greater Orlando.

Mr. Jacobs holds a Bachelor of Science in Finance (with honors in Economics) from the University of Maryland and a Master of Science in Industrial Administration from Purdue University.

Mr. Jacobs’s education, his extensive experience with major defense contractors, and his focus on financial matters within those companies, make him a valuable member of the Board of Directors.

John W. Maluda (Maj. Gen. USAF, Ret.) Age | 70
Retired, U.S. Air Force Major General. General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, at Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff. General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, and U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency.

General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force, cybersecurity expertise as a former CIO, and broad industry insight make him a valuable member of the Board of Directors.

Fredrick D. Schaufeld Age | 64
Co-founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board in November 2020. Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Mr. Schaufeld also owns American Bike Ride, the parent of DC Bike Ride. Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion (now NEW Asurion) in 2008. Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld is the recipient of Ernst & Young’s “Entrepreneur of the Year” award, has been nominated to membership in the Horatio Alger Association, and is a member of the Economic Club of Washington, D.C., the Young Presidents Organization (YPO) and its Peace Action Network Arab American Action Forum. Mr. Schaufeld also sits of the board of several charitable organizations, including the Wolf Trap Foundation.

Mr. Schaufeld received his Bachelor’s degree in Government from Lehigh University.

Mr. Schaufeld’s extensive experience in business and finance, as well as his service to various local charitable organizations, make him a valuable member of the Board of Directors.

Board Diversity Matrix (as of March 28, 2024)
In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that Directors may bring to our Board, including service in the U.S. military. This matrix is the same as the matrix from the prior year.

Total number of Directors	7
Directors who are U.S. military veterans	3
Gender Identity
	Female	Male	Non-binary	Did Not Disclose Gender
Directors	1	6	—	—
Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LBGTQ+	—	—	—	—
Undisclosed	—	—	—	—

Board of Directors Nomination Process
The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from our management, current Board members, stockholders, and contacts in organizations served by the Company. Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws. This process provides that, in order for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver written notice to the Company’s secretary at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.
The Nominating Committee conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and NASDAQ rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements considered by the committee for potential candidates are the following: U.S. citizenship; ten (10) years of relevant business experience, preferably having served on the board of directors of a corporation; and familiarity with information technology and security. The Nominating Committee will also consider the number of other public company boards on which a nominee serves. Services in other boards and/or committees should be consistent with the Company’s conflict of interest policies. The Company believes that the Board should reflect a diversity of backgrounds and expertise. The Nominating Committee takes into account diversity considerations in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations. The evaluation process of a potential candidate’s background will not be treated differently whether or not the individual was nominated by a stockholder.
If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the Company’s CEO or other directors to determine the potential candidate’s interest in serving on the Board. If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives. Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.
Independence of Directors
The Board has determined that each of the individuals nominated to serve on the Board (except for Mr. John B. Wood and General Maluda) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with the standards of NASDAQ. If all director nominees are elected to serve as our directors, independent directors will constitute a majority of our Board.
In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Certain Relationships and Related Transactions
Our policies and practices with respect to related person transactions were adopted on October 25, 2007 and amended on May 14, 2021, and are available on our website at https://investors.telos.com/. Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed and approved by the Audit Committee. For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.
Mr. Emmett Wood, the brother of the Chairman and CEO, Mr. John B. Wood, was an employee of the Company from 1996 and held the position of Executive Vice President, Marketing & Strategy until his resignation on February 7, 2023. The amounts earned by Mr. Emmett Wood as total compensation, including stock awards and other benefits, for 2023, 2022 and 2021 were $249,407, $3,045,669, and $4,158,522, respectively. The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013. This agreement is substantially similar to the employment agreement between the Company and Mr. Mark Griffin, described under the caption “Executive Officer Employment Agreements” beginning on page 31. As of February 8, 2023, Mr. Emmett Wood owned 199,785 vested shares of the Company’s Common Stock, and 9,037 shares of Common Stock held for his benefit in the Company’s 401(k) Shared Savings Plan.
General Maluda, through his entity, JK Maluda LLC, and the Company were parties to a consulting agreement under which General Maluda provided certain consulting services to the Company. For his services from January 1 through June 30, 2023, General Maluda received a grant on January 3, 2023 of Telos’ restricted share units valued at $87,500 (16,849 restricted share units), of which 8,430 shares vested on March 8, 2023 and 8,429 shares vested on May 18, 2023. For services rendered from July 1 to December 31, 2023, the consulting agreement was amended. General Maluda received a retainer of $7,500 per month; $21,000 for attending seven events ($3,000 per event), such as trade shows or customer meetings; and a bonus payment of $25,000 for his role in facilitating the renewal and extension of a specific contract. The consulting agreement between Gen. Maluda and the Company expired on December 31, 2023.
Meetings of the Board of Directors and Committees of the Board of Directors
During the fiscal year ended December 31, 2023, the Board of Directors held five meetings. Each director attended at least 75%, in the aggregate, of all meetings, in person or virtually, of the Board and the respective committees of the Board on which they served.
The Company encourages all directors to attend the annual meeting of stockholders, and submit their proxy cards. All directors, except Ms. Carroll, attended the in-person 2023 Annual Meeting of Stockholders.
The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee currently consists of directors Jacobs (chairman), Carroll, and Schaufeld, each of whom is an independent director. In 2023, the Audit Committee met five times. The Audit Committee charter is available on the Company’s website at https://investors.telos.com/. The Board has determined that Mr. Jacobs is an “audit committee financial expert” as defined by the rules adopted by the Securities and Exchange Commission (“SEC”) and is independent.
Management Development and Compensation Committee
The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving, or recommending to the Board for approval, all forms of compensation to be provided to the Company’s executive officers and directors and any stock compensation to be provided to all employees, directors or consultants. The Compensation Committee currently consists of directors

Schaufeld (chairman), Borland, Carroll, Dockery, and Jacobs, each of whom is an independent director. Mr. Jacobs was appointed to the committee on March 25, 2024. In 2023, the Compensation Committee met five times. The Compensation Committee charter is available on the Company’s website at https://investors.telos.com/.
The Compensation Committee continued the engagement of Lockton Companies, LLC (“Lockton”) for 2023 as an independent executive compensation advisor and renewed the engagement for 2024. Lockton advises the Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs for our executives, senior officers and directors. As part of its consultation with the Compensation Committee, Lockton assists the Compensation Committee with the selection of an appropriate peer group of companies to use for comparison and benchmarking purposes. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, under the direction of the Compensation Committee, interacts with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work. The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to assist the Board in: (a) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board (i) the director nominees for election at each annual meeting of the Company’s stockholders and (ii) candidates to fill any vacancies on the Board; and (b) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company and overseeing the implementation of such policies and procedures. In 2022, the Nominating Committee was charged by the Board with oversight of the Company’s environmental, social and governance (“ESG”) strategy. In 2023, the Nominating Committee met two times. On March 13, 2024, the Nominating Committee recommended, and the Board approved, the Corporate Governance Guidelines, which were subsequently published on the Company website. The Nominating Committee currently consists of directors Borland (chairman), Carroll and Dockery, each of whom is an independent director. The Nominating Committee charter is available on the Company’s website at https://investors.telos.com/.
Compensation of Directors
On May 8, 2023, the Compensation Committee recommended, and Board of Directors approved, the three-part pay structure for the directors for 2023. First, each director received $35,000 as a basic retainer, plus $5,000 per committee assignment. Second, each director received a long-term incentive award of 55,555 restricted share units, valued at $100,000 as of the grant date, vesting after one year on May 8, 2024. Third, each director received 50,000 non-qualified stock options (“NSOs”), vesting in one year on May 8, 2024, with a strike price of $1.80, exercisable within ten years of the grant. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nominating Committee received 10,000 NSOs, 8,000 NSOs, and 2,000 NSOs, respectively, under the same terms.
As previously disclosed, General Maluda, through his entity, JK Maluda LLC, and the Company were parties to a consulting agreement under which General Maluda provided certain consulting services to the Company. For his services from January 1 through June 30, 2023, General Maluda received a grant on January 3, 2023 of Telos’ restricted share units valued at $87,500 (16,849 restricted share units), of which 8,430 shares vested on March 8, 2023 and 8,429 shares vested on May 18, 2023. For services rendered from July 1 to December 31, 2023, General Maluda received a retainer of $7,500 per month; $21,000 for attending seven events ($3,000 per event), such as trade shows or customers meetings; and a bonus payment of $25,000 for his role in facilitating the renewal and extension of a specific contract. The consulting agreement expired on December 31, 2023.

The following table summarizes the director compensation paid during the year ended December 31, 2023, other than for Mr. John Wood (who was not paid separate compensation for his service as a director and whose compensation is described elsewhere in this proxy statement). The directors did not receive any perquisites and the Company made no charitable donations under their names.
DIRECTOR COMPENSATION FOR 2023
Name	Cash Compensation	Stock Award(2)	Option Awards(3)	Total
David Borland	$22,500	$ 100,000	$93,600	$216,100
Bonnie L. Carroll	25,000	100,000	90,000	215,000
Derrick D. Dockery	22,500	100,000	90,000	212,500
Brad Jacobs	20,000	100,000	108,000	228,000
John W. Maluda(1)	108,500	100,000	90,000	298,000
Fredrick D. Schaufeld	22,500	100,000	104,400	226,900
TOTAL	$ 221,000	$ 600,000	$ 576,000	$1,397,000

(1)	Includes amount paid pursuant to a consulting agreement with the Company for 2023.
(2)
The grant date fair value of the RSUs granted to each of the directors on May 8, 2023. See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 2 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(3)
The grant date fair value of the stock options granted to each of the directors on May 8, 2023, which vest on May 8, 2024 and have an exercise price of $1.80 per share. See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 2 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These stock options are the only outstanding stock options held by these directors.

Amendments to the Company Bylaws
On November 7, 2023, the Board of Directors approved the amendment and restatement of the Company’s Bylaws, effective as of the date of the approval. The Bylaws were amended to delegate authority to the Board of Directors, rather than the Audit Committee, to establish the compensation of the directors for their service to the Board. The Bylaws were also amended to give stockholders the power to adopt, alter or repeal any provisions of the Bylaws and to make new Bylaws, by the affirmative vote of the majority of votes entitled to be cast on the matter.
Stockholder Communications with Board of Directors
Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director. There have been no changes in the procedures by which stockholders may recommend nominees to our Board of Directors.
Corporate Governance
Our Board and management are committed to sound corporate governance. In keeping with sound corporate governance practices, we maintain a majority of independent directors on the Board of Directors.
Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company. Our policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interest of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with our customers, partners and vendors and in the field of cybersecurity. The Board may decide to separate and later combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future. We do not have a lead independent director.
The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller. The Code of Ethics and Business Conduct is available on our website at https://investors.telos.com/. In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, we will provide timely notice of such amendment or waiver on our website. In addition, our Board has adopted a Code of Ethics and Standards of Conduct to ensure that the Company adheres to ethical standards and obeys all applicable laws. The Code of Ethics and Standards of Conduct applies to the Company and to all of its subsidiaries, domestic and foreign, and all employees, consultants, officers and directors thereof. The Code of Ethics and Standards of Conduct is available on our website at https://investors.telos.com/.
Corporate Governance Guidelines
The Board of Directors adopted the Governance Guidelines (“Guidelines”) on March 13, 2024 to ensure a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions, and how the Board should exercise its oversight responsibility to serve the best interest of the Company in a manner that is consistent with the Board’s duties. The Guidelines serve as a flexible framework within which the Board may conduct its business, not as a set of binding legal obligations. If a conflict arises between the provisions of the Guidelines and the Charter or Bylaws of the Company, the Charter or Bylaws, as applicable, will govern. The Guidelines are available on the Company website at https://investors.telos.com/.
Information Security and Risk Oversight
As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management. The Board reviews matters of macro-economic, political, business, supply chain, climate and competitive risk directly with management as part of management’s regular Board reporting. The Board also receives regular updates from the Company’s legal department concerning legal and certain compliance risks. The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation programs. The Board of Directors has delegated responsibility for risk oversight of the balance of the Company’s significant areas of risk to the Audit Committee, including financial risk, internal control over financial reporting, audit, certain compliance requirements, and information security and cybersecurity risk. In accordance with its charter, the Audit Committee discharges these responsibilities through various processes, including the use of an independent third party to assist the Company with internal audits and other third-party advisers as and when it deems appropriate, and discusses with management the Company’s major policies with respect to risk assessment and risk management. The Audit Committee regularly reports the results of these discussions to the Board of Directors. Our Chief Information Security Officer (“CISO”) reports to the Audit Committee at each regular Audit Committee meeting on the status of cybersecurity risk assessment, identification and management, as well as reporting information security incidents as they occur, if material, and providing periodic briefings about our information security program, our internal response preparedness, and assessments led by outside auditors. The Chair of the Audit Committee, in turn, reports on these topics to the Board of Directors as and when deemed necessary and/or material. Overall, our Board contains two directors with work experience related to cybersecurity issues or oversight.
We rely heavily on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an ISO/ICE 27001-certified Information Security Management System (“ISMS”) to enhance our corporate security measures, identify and mitigate information security risks, and protect and preserve the confidentiality, integrity, and continued availability of all information owned by the Company and that of its customers and suppliers in our control. Our ISO certification can be verified on the BSI Group website using certificate number IS 64920.
Our ISMS includes developing, implementing, and continually improving policies and procedures to safeguard information and ensure the availability of critical data and systems. These policies cover areas such as requiring secure coding practices and a secure development lifecycle process, monthly information security awareness training for all employees and enhanced training for specialized personnel, review and assessment by external, independent third parties, who certify and report on our weaknesses and internal response preparedness for the entire Company, and the performance of daily vulnerability scanning of our network infrastructure as well as annual third-party penetration testing.
Our cybersecurity risk assessment, identification, and management process consist of a dedicated Governance Risk and Compliance (“GRC”) team, within our Information Security organization, that implements a repeatable, ISO/IEC 27001-compliant methodology to asses and track cybersecurity risk. This team, reporting to and working with the CISO, identifies, tracks, and updates cybersecurity risks that threaten the Company directly and through third parties. The GRC team collaborates closely with risk owners throughout the company, vendors, and suppliers, working with them in an effort to ensure their risks are identified, documented, and mitigated in a timely fashion.
In addition to our active ISO/ICE 27001 certification, the Company also assesses itself against the National Institute of Standards and Technology Special Publication 800-171 as required by the Defense Federal Acquisition Regulation Supplement (“DFARS”). In accordance with our ISMS, we also actively monitor known threats that could affect our products and services and work with our suppliers to provide us with real-time reports of threats or vulnerabilities that may affect our enterprise-wide systems. Our program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident as well as a business continuity plan that provides a clear framework for how the Company can continue in the event of any significant disruption to ensure that we can offer the same level of security, support, and excellence to all our customers. In the normal course, our Security and GRC teams engage assessors, consultants, and other third parties to assist in various cyber-related matters. For example, to maintain our ISO certification, the Company utilizes an external third party to conduct yearly audits of its ISMS. Our Information Security organization also leverages third-party advisors, as appropriate, for various tasks such as conducting annual third-party penetration testing.
In 2023, we conducted an enterprise risk assessment that included an assessment of cybersecurity risk in context with other enterprise-level risks. Furthermore, our CISO and our General Counsel regularly discuss cybersecurity risk mitigation. We carry errors and omissions insurance that provides some protection against the potential losses arising from a cybersecurity incident.
In the last three years, we have not experienced a material information security breach incident or any penalties or settlements related to the same, and the expenses we have incurred from information security breach incidents were immaterial.
Environmental, Social and Governance (ESG) Matters
Our Board and management believe that operating our business in line with solid governance principles and in a socially and environmentally responsible manner furthers our core values and creates the greatest value for our stakeholders. We further believe that our environmental, social and governance priorities should support sustainable long-term financial performance.
Our Nominating and Governance Committee of the Board oversees our ESG matters. In 2023, the committee’s charter was amended by the Board to reflect this responsibility. In 2022, we formed an ESG task force to address contractual and other compliance requirements in the ESG sphere, as well as the Company’s overall ESG strategy, including greenhouse gas reduction, industry-relevant ESG reporting, and the process by which we assess certain ESG risks and opportunities.
The Company publicly reports certain climate change-related information via CDP and provides public sustainability disclosures using the SASB Software & IT Service Standard. By making these disclosures, however, we have not concluded that the information disclosed is material to our business. We do not own or operate data centers. Many of our solutions are cloud-based or are designed to facilitate our customers’ secure cloud usage or cloud migration, thereby fostering sustainable energy use.
Our management team is committed to maintaining a corporate culture that fosters mutual respect and job satisfaction for our people while delivering innovation and value to customers and shareholders. This commitment is reflected in our core values:
Always with integrity, at Telos we:
Build trusted relationships,
Work hard together,
Design and deliver superior solutions, and
Have fun doing it.
We value diversity and inclusion and are committed to providing a work environment that is free of discrimination and harassment, where our employees can do their best work, bring their whole self to work, feel supported and in turn support others. We strive to create a working environment where everyone feels included and respected and has an equal opportunity to contribute.
For more information on our human capital resources, please see our 2023 annual report on Form 10-K.
Consistent with our first core value – integrity – we have established and published a Partner Code of Conduct to address the business ethics of those with whom we collaborate, and a Global Anti-Human Trafficking Policy to reinforce that Telos will not and does not tolerate or condone human trafficking in any part of its organization or business relationships. Our business is conducted in accordance with our published Code of Ethics and Standards of

Conduct. Furthermore, in 2022 the Board adopted a Clawback Policy to ensure that executive compensation premised upon financial performance aligns with that performance.
In one form or another, our solutions are entirely dedicated to protecting our customers’ people, information and digital assets, and we take pride in producing products and services in support of that socially beneficial goal. We acknowledge that information and data security are of paramount importance to our business and our customers – to that end, we are focused on improving our information security practices and mitigating information security risk. For more information on our information security, see the Information Security and Risk Oversight section of this Proxy Statement.
Advisory Board
On May 13, 2020, we formed the Advisory Board of Telos (the “Advisory Board”), which serves as advisors to the Company’s management team and the Board of Directors in the conduct of the Company’s business and the pursuit of its strategic objectives. Membership on the Advisory Board is determined by the Board of Directors, and once appointed to the Advisory Board, members of the Advisory Board serve until the earlier of their resignation, removal, the appointment of their replacement, or the end of a set term.
The Board of Directors has delegated to the Compensation Committee the responsibility to evaluate potential candidates for the Advisory Board, the terms upon which such candidates would serve including compensation for their service, and to recommend both appropriate candidates and terms for approval by the Board of Directors.
Responsibilities of members of the Advisory Board include:
•	Providing counsel and advice as may be requested from time to time.
•
Providing opinions to assist the Company in identifying and, in coordination with the Company’s management team, pursuing opportunities related to potential sales, technical issues, product development, marketing, strategic direction, and other matters.

•	Keeping the Company updated on technological, competitive and other changes and developments pertinent to the business of the Company.
•	Contributing to support the Company’s objectives.
The Advisory Board meets periodically pursuant to the needs or opportunities of the business of the Company. The chairperson of the Advisory Board is responsible for calling and convening such meetings. All members of the Advisory Board serve as independent contractors engaged solely to consult with the Company’s management team and Board of Directors, with no duties with respect to the management of the company or authority to bind the Company or act on its behalf. Each member of the Advisory Board enters into an agreement with the Company which governs the relationship between the Company and such member.
On May 13, 2020, the Company appointed General (Ret.) Keith Alexander to the Advisory Board as its inaugural member. General Alexander serves as a strategic partner and provides the Company with advice on key cybersecurity objectives and initiatives. General Alexander was the Founder, Chairman, CEO and President of IronNet Cybersecurity. General Alexander previously served as director of the National Security Agency, chief of the Central Security Service and commander of the United States Cyber Command, where he led DoD agencies during the conflicts in Afghanistan and Iraq at a time when cyber-attacks against the United States were on the rise. General Alexander also serves on the board of directors of Amazon.com, Inc. General Alexander’s initial term on the Advisory Board expired in May 2023. On May 8, 2023, the Board approved the appointment of General Alexander to the Advisory Board as its Chairman for another one-year term from June 1, 2023 through May 31, 2024.
On May 1, 2022, Mr. Richard Tracy was appointed to the Advisory Board for a term of one year. Mr. Tracy was appointed to the Advisory Board due to his many years of service to the Company and his in-depth knowledge of information security and our Xacta® suite of products. Mr. Tracy joined the Company in October 1986 and held a number of management level positions, including Chief Security Officer and Chief Technology Officer, until his retirement in April 2022. Mr. Tracy pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services industry. On May 8, 2023, the Board approved the appointment of Mr. Tracy to the Advisory Board for another one-year term from June 1, 2023 through May 31, 2024.
On May 8, 2023, the Board approved the appointment of Mr. Doug Dillard to the Advisory Board for a term of one year, from June 1, 2023 through May 31, 2024. Mr. Dillard is the managing partner of Slewgrass Capital LLC with extensive contacts in Silicon Valley. He is also an active member of Hoya ID Fund LLC, a former member of Telos Identity Management Solutions, LLC, and is very knowledgeable in the identity and biometric industry. Mr. Dillard is a valuable asset to the directors, executives and senior managers of the Company.
For his service on the Advisory Board, General Alexander received a grant of 100,000 shares of Class A Common Stock of the Company on May 13, 2020. In accordance with the vesting schedule, 25% vested immediately upon grant and then 25% vested on each of the next three anniversary dates of the grant. On June 23, 2022, Mr. Tracy received a grant of 25,000 restricted share units that settle in shares of Common Stock as compensation for his services on the Advisory Board, and these restricted share units vested on May 18, 2023. For their term beginning in May 2023, General Alexander received a grant of 30,000 non-qualified stock options and Mr. Tracy and Mr. Dillard each received 25,000 non-qualified stock options. The options are all scheduled to vest on May 8, 2024, with a strike price of $1.80, and are exercisable up to ten years from the grant date.
The Advisory Board met in November 2023. Mr. Wood and Mr. Griffin, Executive Vice President, Security Solutions, were also present at the meeting. Each Advisory Board member is also available to the various business leads. For instance, the Company’s chief product officer for Xacta frequently confers with Mr. Tracy to seek his guidance and expertise on various issues related to the Xacta suite of products.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Telos recommends that the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year be ratified by the holders of the Common Stock.
The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the 2024 fiscal year. The ratification of the selection of PwC requires a majority of the votes cast at the Annual Meeting. Holders of Common Stock have the right to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 2. Abstentions on Proposal 2 will have no effect on the results of the vote.
On June 6, 2022, the Company notified BDO USA, LLP (“BDO”) that the Company was dismissing BDO as its independent registered public accounting firm effective immediately. The Company engaged PWC as its independent registered public accounting firm for its second quarter ended June 30, 2022 and its fiscal year ended December 31, 2022. The decision to dismiss BDO and to engage PwC was approved by the Audit Committee of the Company’s Board of Directors.
The reports of BDO on the consolidated financial statements for the Company for each of the fiscal years ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO’s audit report dated March 28, 2022, on the Company’s internal control over financial reporting as of December 31, 2021 expressed an adverse opinion thereon. The adverse opinion was the result of identified material weaknesses described in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 10-K”).
During the Company’s fiscal year ended December 31, 2021 and the subsequent interim periods through the date of dismissal, there were no disagreements with BDO on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for those periods.
For the fiscal year ended December 31, 2021 and through the date of dismissal, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except that, as disclosed in the 2021 Form 10-K, the Company’s management did not maintain effective internal control over financial reporting as of December 31, 2021, as a result of the material weaknesses identified.
During the fiscal year ended December 31, 2021 and through June 6, 2022, neither the Company, nor anyone acting on its behalf, consulted with PwC with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
Aggregate fees for professional services billed to us by PwC and BDO for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

	2023	2022
PricewaterhouseCoopers LLP:
Audit fees(1)	$1,205,000	$1,247,100
All other fees(2)	2,000	2,900
Total	1,207,000	$1,250,000

	2023	2022
BDO USA, LLP:
Audit fees(3)	50,000	591,000
Tax fees(4)		149,000
Total	$50,000	$740,000

(1)
Audit fees for 2023 include fees for the annual audit, including the integrated audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and fees for various SEC filings. Audit fees for 2022 include fees for the annual audit, including the integrated audit of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10-Q for the second and third quarters.

(2)	Fees consist of PwC technical accounting and financial statement disclosure guidance/research tools.
(3)
Audit fees for 2023 includes fees for various SEC filings. Audit fees for 2022 includes fees for the review of the Company’s quarterly report on Form 10-Q for the first quarter, fees related to the transition to PwC including a $25,000 fee for access to BDO’s workpapers, and a $500,000 fee charged for consent and re-issuance of BDO’s 2021 audit opinion for inclusion in the 2022 Form 10-K.

(4)	Represent fees related to the review of federal and state income tax returns and other tax-related services.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.
Report of the Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2023, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.
The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Brad Jacobs, Chairman Bonnie L. Carroll Fredrick D. Schaufeld

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED 2016 OMNIBUS LONG-TERM INCENTIVE PLAN
The Board of Directors of the Company has approved the Amended and Restated 2016 Omnibus Long-Term Incentive Plan and recommends its approval to the Stockholders.
On March 13, 2024, the Board of Directors of the Company approved the Amended and Restated 2016 Omnibus Long-Term Incentive Plan (“Amended and Restated Plan”) to i) increase the number of shares available for issuance by eight million five hundred thousand (8,500,000) shares, and ii) clarify that certain Shares (as defined) subject to an Award may not again be made available for issuance under the Plan, subject to the approval of the stockholders at the 2024 Annual Meeting. No other substantive amendments are being proposed to the 2016 Omnibus Long-Term Incentive Plan (“2016 LTIP”) other than the share increase and “recycling” prohibition clarification described above. The Amended and Restated Plan is substantially in the form attached hereto as Exhibit A. Approval of the Amended and Restated Plan requires the affirmative vote of a majority of votes cast. Holders of Common Stock have the right to vote “FOR”, “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 3.
The Company believes that the approval of the Amended and Restated Plan is critical in our efforts to recruit and retain key employees who are important to our continued growth. Equity awards are an essential compensation component to attract top talent and any hindrance to our ability to grant awards under the 2016 LTIP will have a negative impact on our performance. Further, if the Amended and Restated Plan is not approved, there will be insufficient shares available for issuance under the 2016 LTIP and, therefore, the Company will have to take alternative strategic actions, such as increasing the cash component of employee compensation to retain and motivate our current employees and recruit the necessary talent and skill sets to the Company. This could impair the operating cash flow and/or the ability to attract and retain the individuals necessary to drive performance results that increase long-term stockholder value. Thus, the Company believes that this proposal is entirely in the best interests of its stockholders.
Once approved, the Amended and Restated Plan will become effective on the date of the 2024 Annual Meeting, and the available shares for issuance will increase by 8,500,000 shares. We believe this request is reasonable in light of the current stock price and our business growth initiatives for 2024 and going forward. These additional shares combined with those previously granted but not vested and those available for issuance under the 2016 LTIP would represent approximately 16.6% of our outstanding Common Stock, if all of the shares were issued under the 2016 LTIP.
The number of shares of Common Stock outstanding, granted, vested and forfeited in 2023 are as follows:

Restricted Stock Activity	Time-Based RSU	Performance- Based RSU	Total	Weighted-Average Grant Date Fair Value
Unvested outstanding units as of December 31, 2022	3,570,082	336,785	3,906,867	$19.53
Granted	1,888,689	—	1,888,689	2.17
Vested	(2,910,645)	—	(2,910,645)	19.04
Forfeited	(415,513)	(292,985)	(708,498)	19.11
Unvested outstanding units as of December 31, 2023	2,132,613	43,800	2,176,413	$5.07

Stock Option Activity	Stock Option Outstanding	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding option balance as of December 31, 2022	—	$—	—	$—
Granted	400,000	1.80	—	—
Exercised	—	—	—	—
Forfeited, cancelled, expired	—	—	—	—
Outstanding option balance as of December 31, 2023	400,000	1.80	9.4	740,000
Exercisable stock options as of December 31, 2023	—

The Board of Directors considered the historical numbers of time-based and performance-based restricted share units granted starting in 2021, after the November 18, 2020 IPO event.

Annual Share Usage	2021	2022	2023
RSUs Granted	3,206,283	3,987,911	1,888,689
PSUs Granted	508,903	—	—
Total Equity Awards Granted	3,715,186	3,987,911	1,888,689
No stock appreciation rights or dividend equivalent rights have been issued in 2023 under the 2016 LTIP.
As of March 28, 2024, the record date, the data for our only equity incentive plan – the 2016 LTIP – reflected the following:

Restricted shares units granted but unvested	937,971
Shares available for issuance	4,810,168
Outstanding appreciation awards	400,000 options
Weighted-average exercise price	$1.80
Weighted-average remaining term	9.11 years
As of March 28, 2024, we had 73,308,160 total shares of Common Stock outstanding.
The following table sets forth as of December 31, 2023, information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under our existing equity incentive plan. All shares under our existing equity incentive plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,576,413	$1.80	4,831,794
Equity compensation plans not approved by security holders	—	—	—
Total	2,576,413	$1.80	4,831,794

(1)	This includes 400,000 shares of outstanding stock options and 2,176,413 shares issuable upon settlement of the restricted share unit awards previously granted but not yet vested under the 2016 LTIP.
(2)	Represents the weighted-average exercise price of the outstanding stock options.
In approving the Amended and Restated Plan, the Board of Directors also considered the following factors:
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Plan Importance: Equity grants under the 2016 LTIP are critical to the Company’s success and continued growth because they directly align employee interests with those of the stockholders and create a culture of ownership. They are key to increasing the Company’s ability to attract, reward and motivate top talent needed to achieve and exceed the Company’s strategic and continued growth objectives. They also promote retention of top talent, as equity awards are subject to multi-year and time-based vesting and/or performance-based criteria.

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Plan Participation: Awards are issued on a broad basis that includes our Board of Directors, our executive officers and leadership team, and our broader workforce. Approximately 59% of our current employees have been granted equity awards under the 2016 LTIP.

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Share Repurchases: The Company’s share repurchases under its share repurchase program offset the dilutive impacts of equity awards granted under the 2016 LTIP. On May 24, 2022, the Board of Directors approved a stock repurchase program for the repurchase of up to $50 million of our outstanding shares of

Common Stock. Pursuant to this authorization, the Company may purchase shares of its common stock on a discretionary basis from time to time through open market purchases. The repurchase program has no expiration date and may be modified, suspended, or terminated at any time. As of December 31, 2023, the Company had repurchased 1,550,162 shares and still has approximately $38.7 million available under the stock repurchase program. Since the inception of the share repurchase program, the Company has returned over $11.3 million in capital to stockholders. The shares repurchased are not returned to the pool of shares available for issuance under the 2016 LTIP.
•	Favorable Plan Features: The Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices.
○	No automatic share replenishment or “evergreen” provision: Shares are not automatically replenished.
○
No discounted pricing of options or stock appreciation rights (“SARs”): Stock options and SARs may not be granted with an exercise price or measurement price lower than the fair market value of the underlying shares on the date of grant.

○	No liberal share counting or “recycling” of shares: Shares repurchased by the Company or withheld to satisfy tax withholding obligations are not available for issuance under the Plan.
○	No liberal change in control definition: Change in control benefits is triggered only by the occurrence, rather than by stockholder approval, of a merger or other change in control event.
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Potential Non-Favorable Strategic Actions: If the Amended and Restated Plan is not approved, the Company will have to pursue multiple courses of less favorable strategic action. The Company will reassess current hiring practices and scale back equity awards for current employees, which can lead to less growth and higher turnover and related costs. Incentive awards only payable in cash tend to be less desirable for current employees and new hires resulting in discontent and frustration for our existing employees. Further, the Company will be less competitive in attracting top talent. Increasing cash awards will also reduce our cash position that could otherwise be used for future growth opportunities.

Summary of 2016 LTIP, as amended
The 2016 LTIP was originally adopted by the Board of Directors on August 12, 2016, and it authorized 4,500,000 shares to be available for issuance. At the October 26, 2020 Special Meeting of Common Stockholders, the stockholders approved Amendment No. 1 to the 2016 LTIP, which increased the total number of available shares to 9,400,000 (inclusive of 1,007,742 shares that were available at the time of Amendment No. 1 but not awarded under the 2016 LTIP). After our IPO on November 18, 2020, and the reverse stock split associated therewith, the total number of available shares under the 2016 LTIP was converted to 7,459,913 shares of Common Stock. At the May 8, 2023 Annual Stockholder Meeting, the stockholders approved Amendment No. 2 to the 2016 LTIP, which increased the total number of available shares by 6,000,000. The following summary of the material features of the Amended and Restated Plan is qualified in its entirety by reference to the complete text of the Amended and Restated Plan that is attached as Exhibit A to this Proxy Statement.
Purpose: The 2016 LTIP is intended to enhance the Company’s ability to attract and retain highly qualified directors, officers, key employees, and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the 2016 LTIP provides for the grant of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares and dividend equivalent rights (each, an “Award”).
Administration: The 2016 LTIP is administered by the Board of Directors which has delegated to the Compensation Committee (“Administrator”) the responsibilities to administer, implement and operate the 2016 LTIP, and to grant and interpret the Awards.
Eligibility: An eligible individual includes any employee, officer, director, consultant, and advisor of the Company, and any other individual whose participation in the 2016 LTIP is determined by the Administrator to be in the best interests of the Company.

Duration of the Plan: The 2016 LTIP became effective as of August 12, 2016. No Award may be granted under the 2016 LTIP after September 30, 2030. Subject to other applicable provisions, any Award made under the 2016 LTIP before termination of the 2016 LTIP remains in effect until the Award has been satisfied or terminated in accordance with the 2016 LTIP and the terms of the Award.
Forfeiture: The Award Agreement (defined below) specifies the conditions under which a participant may forfeit an Award. In general, an unvested Award is forfeited when the participant’s full-time employment or other service relationship with the Company is terminated, and the period within which one may exercise a vested Award following termination is limited. An Award Agreement may provide that an Award terminates in its entirety, regardless of whether the Award is vested in whole or part, if the participant’s employment or other service relationship with the Company is terminated for “cause.” In addition, if the participant is an executive officer of the Company (or former executive officer), our Clawback Policy and certain federal laws may apply which could require the Company to recoup amounts received under an Award under certain circumstances.
Types of Awards: The 2016 LTIP permits the grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Unrestricted Shares or Dividend Equivalent Rights. The Award Agreement between the Company and the participant sets forth the terms and conditions of the Award.
•
Options: The Award Agreement provides the type of Option (non-qualified stock option (“NSO”) or incentive stock option (“ISO”)) awarded, the number of Options, the purchase price per share (also referred to as the “exercise price”), the term of the Option, and other conditions as the Administrator may determine. Any eligible individual may be granted a NSO and the maximum term is ten years from the grant date, although the Award Agreement may specify a shorter term. An NSO must have a purchase price at least equal to the fair market value of the underlying share on the grant date. The 2016 LTIP generally defines “fair market value” to mean the official closing price per share on the relevant date. An ISO may be granted only to employees of the Company or any of its subsidiaries. The purchase price must be at least equal to the fair market value of the underlying share on the grant date (or 110% of the fair market value if granted to someone who owns more than 10% of the total combined voting power of all classes of shares of the Company). An ISO grant is also limited by the following general restrictions: (i) an ISO must be granted within ten years of the 2016 LTIP’s adoption by the Board; (ii) the term of an ISO cannot exceed ten years (five years if granted to a 10%+ Stockholder); (iii) the total fair market value (determined as of the grant date) of shares for which all ISOs first become exercisable by an individual in any calendar year under this 2016 LTIP or any other plan may not exceed $100,000 or any other amount as may be permitted from time to time under Code Section 422; (iv) an ISO cannot be granted in tandem with an NSO in a manner that the exercise of one affects the right to exercise the other; and (v) an Option generally ceases to be treated as an ISO for tax purposes three months after the participant ceases to be an employee of the Company even if the terms of the Award Agreement specify that the Option remains exercisable beyond this three-month period. Upon vesting, the Option can be exercised by providing a written notice to the Company. The period during which an Option can be exercised is limited and may terminate when certain events occur, such as termination of employment or other service relationship with the Company. Shares purchased upon exercising the Option must be paid in full at the time of purchase plus amounts, if any, of federal and/or other taxes which the Company may be required to withhold with respect to the award. The purchase price may be paid (i) in cash or a cash-equivalent, (ii) by tendering or having withheld shares that have a total fair market value equal to the purchase price, (iii) by a broker-assisted cashless exercise procedure, (iv) by a combination of the foregoing methods, or (v) by any other means that the Administrator approves. If authorized under the Award Agreement, a participant may transfer, not for value, all or part of an NSO to a family member. No other Award is transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the awardee or, during the period under a legal disability, by the guardian or legal representative.

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Share Appreciation Rights (“SAR”): In general, a SAR entitles the participant to receive a payment upon exercise equal to (1) the excess of (a) the fair market value on the exercise date of one share over (b) the grant price per share specified in the Award Agreement, times (2) the number of shares for which the SAR is being exercised. The grant price per share of a SAR cannot be less than the lower of the fair market value of the underlying share on the grant date or the exercise price of any tandem Option to which the SAR relates. The Administrator determines whether to pay the amount due upon exercise of the SARs in cash, by delivery of shares, or by a combination of the two. If any portion of the payment is made in shares, the Administrator determines the number of shares by dividing the portion of the payment amount by the fair market value of a share on the exercise date. No fractional Shares to settle a SAR will be issued. The Administrator determines whether to pay cash in lieu of any fractional shares or whether to cancel fractional shares without payment.
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Share Award: The Administrator may grant an Award of restricted or unrestricted shares. The Administrator determines whether to pay the share award in cash, by delivery of shares, or by a combination of the two. For restricted shares, the Award Agreement specifies the restrictions, their duration, and events that would cause a forfeiture.

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Restricted Share Units: A restricted share unit granted is credited to a bookkeeping reserve account solely for accounting purposes, and represents a right to receive, on a date specified in the Award Agreement (the “settlement date”), one share or cash in an amount equal to the value of one share. To settle a restricted share unit, the Administrator determines whether to pay in cash, by delivery of shares, or by a combination of the two. Except as otherwise provided in the Award Agreement, participants have no rights of a stockholder for the share represented by a restricted share unit until the date the shares are issued.

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Dividend Equivalent Rights: A dividend equivalent is the payment of an amount with respect to the restricted share units equal to the amount of dividends one would receive if one owned the underlying shares. If an Award Agreement provides that dividend equivalents are payable with respect to restricted share units, such dividend equivalents may be paid in any of the following ways: (1) in cash at the same time the cash dividends are paid to stockholders; (2) held in an account and paid in cash upon settlement of the restricted share units to which such dividend equivalents relate; or (3) in additional restricted share units. If additional restricted share units are paid with respect to cash dividends, the number of additional restricted share units to be granted will equal: (i) the product of (x) the per-share cash dividend, multiplied by (y) the total number of restricted share units which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the fair market value of one share on the payment date of such dividend. Any dividend equivalents that are not paid in cash at the same time cash dividends are paid to stockholders shall be subject to the same terms and conditions as the restricted share units to which the dividend equivalents relate.

Available Shares: The total number of shares reserved for grants of Awards is 4,831,794 shares (the “Share Reserve”) as of December 31, 2023. Shares revert back to the Share Reserve and again become available for issuance if any shares covered by an Award are not issued or are forfeited, or if an Award otherwise terminates without delivery of shares. Shares issuable under the 2016 LTIP are shares of authorized but unissued Common Stock. At all times during the term of the 2016 LTIP and while any Awards are outstanding, the Company is required to retain as authorized and unissued shares at least the number of shares required to fulfill its obligations under the Awards, or otherwise assure itself of its ability to perform its obligations under the Awards. No fees, commissions, or charges are payable for the issuance of any shares.
Award Agreement: An award is evidenced by a written award agreement (“Award Agreement”). Nothing in the 2016 LTIP or in any Award or Award Agreement interferes with or limits in any way the Company’s right to terminate a participant’s employment or service at any time, with or without cause or notice, and whether or not the termination results in the failure of any portion of an Award to vest or any other adverse effect on the participant’s interests under the 2016 LTIP. In addition, nothing in the 2016 LTIP confers any right to continued employment or service with the Company. The grant of an Award is a one-time benefit that does not create any contractual or other right to receive future Awards or compensation in lieu of Awards, even if granted Awards repeatedly in the past. All determinations with respect to any future Awards and the terms of those Awards are at the sole discretion of the Administrator. Any vesting of Awards ceases upon termination of employment or other service relationship with the Company, or the transfer of employment or service from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in an Award Agreement. The Company does not guarantee any future value of any Award. No claim or entitlement to compensation or damages arises if the value of Awards decrease or do not increase.
Summary of Material U.S. Federal Income Tax Consequences: The following is a summary of material U.S. federal income tax consequences of the 2016 LTIP under current U.S. federal income tax law. This summary deals with the general tax principles applicable to the 2016 LTIP and is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change. This summary does not address foreign, state and local tax laws or employment, estate and gift tax considerations because they may vary depending on individual circumstances and from jurisdiction to jurisdiction.
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Nonqualified Stock Option (NSO): There are no immediate U.S. federal income tax consequences of receiving an award of NSO under the 2016 LTIP. Upon exercise of the option, the difference between the exercise price and the fair market value of the shares subject to the option on the exercise date will constitute ordinary income taxable to the participant. Upon the participant’s disposition of shares acquired upon exercise, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. The capital gain or loss will be long-term if the participant held the share for more than one year. Otherwise, the capital gain or loss will be short-term.

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Incentive Stock Option (ISO): There are no immediate U.S. federal income tax consequences of receiving an award of ISO under the 2016 LTIP. Although a participant generally will not recognize taxable income upon the exercise of an ISO, the participant’s alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the exercise date, exceeds the aggregate exercise price. Further, except in the case of the participant’s death or disability, if any option is exercised more than three months after the participant’s termination of employment, the option will cease to be treated as an ISO and will be subject to taxation under the rules applicable to NSO. If the participant sells the shares acquired upon exercise of any ISO at least two years after the dates on which the ISO was granted and at least one year after the date on which the ISO was exercised, any excess of the sale price of the option shares over the exercise price will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition occurs before the completion of the two-year and one-year periods, the excess of the fair market value of the option shares on the disposition date over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for U.S. federal income tax purposes, and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The Company will not be entitled to a business expense deduction with respect to any ISO unless the participant engages in a disqualifying disposition, at which time the Company will be entitled to a deduction equal to the amount of the ordinary income taxable to the participant.

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Stock Appreciation Rights (SAR): There are no immediate U.S. federal income tax consequences of receiving an award of SAR under the Plan. Upon exercise of SAR, the distribution of shares of Common Stock or the cash payment in satisfaction of the SAR will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the shares of Common Stock determined as of the dates they are received or, in the case of a cash award, the amount of the cash payment.

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Restricted Share Award: Generally, a participant will not recognize any taxable income for U.S. federal income tax purpose in the year of the restricted stock award if the shares are nontransferable and subject to a substantial risk of forfeiture. A participant, however, may elect under Section 83(b) of the Internal Revenue Code (“Code”) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the award date, determined without regard to the restrictions. If a participant does not make a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year in which the restriction lapse.

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Restricted Share Units (RSU): There is no immediate U.S. federal income tax consequences of receiving an award of restricted share units. The value of the underlying Shares on the date that the RSU award vests is treated as wages for FICA (Social Security and Medicare) tax purposes on the vesting date, even if the award is settled on a later date. Generally, when a RSU award in cash and/or Shares settle, the participant recognizes ordinary income equal to the cash and the fair market value of the Shares received on the date of receipt. However, if the restricted share unit award provides that settlement of the Award may occur in a taxable year after the year in which the restrictions lapse (i.e., a RSU becomes vested), there is a possibility that the participant must recognize income for federal income tax purposes on each date that the Award becomes vested (notwithstanding its delayed settlement) unless the Award is designed to comply with the requirements of Code Section 409A regarding nonqualified deferred compensation arrangements. Although the Plan permits the Administrator to do so, the Company generally does not grant RSU awards that contain this delayed settlement feature.
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Dividend Equivalent Rights: There is no immediate U.S. federal income tax consequences of receiving an award of dividend equivalent rights. A participant who receives the dividend equivalent right will recognize ordinary income on the date of payment in the amount distributed to the participant pursuant to the award.

Modification or Termination of Plan: The Board may, at any time and from time to time, amend, suspend, or terminate the 2016 LTIP as to any Shares as to which Awards have not been made. An amendment is contingent on approval of the stockholders to the extent stated by the Board, required by applicable law, or required by applicable stock exchange listing requirements. No amendment, suspension, or termination of the 2016 LTIP will, without the consent of the affected participant or participants, impair rights or obligations under any Award then awarded under the 2016 LTIP.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors of Telos recommends the approval of the resolution set forth below approving the compensation of the Company’s named executive officers.
At our 2023 Annual Meeting, 84.3% of the stockholders voted, on an advisory basis, for the Company to hold an advisory say-on-pay vote every year. The Board of Directors considered the outcome of this advisory “say-on-frequency” vote and determined that the Company will hold an advisory say-on-pay vote every year, subject to the Board’s right to reconsider that decision. The next advisory vote on the frequency of future say-on-pay votes will occur no later than the Company’s 2029 annual meeting of stockholders.
The Company is therefore providing the holders of the Common Stock a vote at the 2024 Annual Meeting to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and related tables and narrative disclosures as required under the rules and regulations of the SEC.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board of Directors, or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of the Company’s stockholders, will consider the results of the vote on this advisory resolution, and will evaluate whether any actions are warranted to address those results.
In our last advisory say-on-pay vote at the 2023 Annual Meeting, our stockholders did not approve the say-on-pay resolution presented at that time, with 71.4% of the votes cast against the proposal. As explained in greater detail below in the Compensation Discussion and Analysis, in response to that 2023 say-on-pay vote, in part, the Board of Directors and management engaged in outreach to the holders of approximately fifty percent (50%) of the Company’s Common Stock to seek their feedback on executive compensation at Telos. This outreach was completed after the 2023 Annual Meeting, too late to impact compensation decisions for 2023 that had been made before the Annual Meeting and before the results of the say-on-pay vote were known; however, in response to what the Board learned in the outreach effort and understands to be the concerns underlying the stockholders’ rejection of the Company’s 2023 say-on-pay resolution, the Board made several changes to the compensation of the Company’s named executive officers. These changes, which are effective in fiscal year 2024, are detailed below. In light of these changes and in the context of what it believes is a fair and responsible executive compensation program, the Board of Directors is asking the holders of the Company’s Common Stock to indicate their support for the compensation of the Company’s named executive officers as described. This proposal gives the holders of the Common Stock the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific aspect of compensation but rather the overall compensation of the Company’s named executive officers and the related philosophy, policies and practices as described. Accordingly, the Board of Directors is asking the holders of the Common Stock to vote “FOR” the following resolution at the 2024 Annual Meeting:
“RESOLVED, that the holders of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Annual Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal 2023 compensation program for our Named Executive Officers (“NEOs”), including our principal executive officer, our principal financial officer, and two additional individuals who served as executive officers in 2023. For 2023, our NEOs whose compensation is discussed in this CD&A and shown in the executive compensation tables below were:
•	John B. Wood, Chairman and Chief Executive Officer
•	Mark Bendza, Executive Vice President, Chief Financial Officer
•	Mark D. Griffin, Executive Vice President, Security Solutions
•	Hutch Robbins, Executive Vice President, General Counsel

In this CD&A, we describe the material elements of our executive compensation philosophy and programs during 2023, and provide the key facts and reasoning behind our Compensation Committee’s decisions regarding the 2023 compensation of our NEOs. In addition, we discuss our stockholder outreach efforts following the rejection of our 2023 say-on-pay proposal, and the principal changes to our executive compensation program resulting from, among other factors, that outreach.
Executive Summary
2023 Corporate Performance
Fiscal year 2023 was a transition year for Telos, with a focus on streamlining our operations while rebuilding and growing our revenue base by generating new business wins. Our 2023 business development priorities were to:
•	Reorganize internally to consolidate and centralize business development resources
•	Add new talent to drive execution of solution development and new business generation
•	Increase our pipeline portfolio and quality of contract vehicles
A number of factors affected our fiscal year 2023 results, relative to our 2022 results, the most significant of which we have listed below.
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The successful completion of certain programs, lower revenue on ongoing major programs and the loss of a program resulted in a decline in fiscal year 2023 compared with 2022 results, partially offset by some new program wins across the portfolio and the ramp up of the TSA PreCheck® program.

•	TSA announced Telos Corporation as TSA’s second official TSA PreCheck enrollment and renewal provider in August 2023.
•	Operating costs were lower, in part, as a result of the restructuring plan announced in the first quarter of 2023.
•	Lower operating costs, including lower share-based compensation, resulted in an improvement in profitability and earnings per share.
Key Elements of 2023 Executive Compensation
In a year where we expected to rebuild our revenue base and emphasized winning renewals and new business, and anticipated a lower share price for our securities while we demonstrated our ability to rebuild, our Compensation Committee took the following key actions with respect to compensation for NEOs in 2023:
•	Base salaries were not increased for NEOs, and remained the same as salaries in 2022.
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Annual incentive compensation for NEOs was predicated on meeting a combination of high-priority performance targets drawn from the Company’s 2023 budget and growth plan: Revenue, Adjusted EBITDA, and Bookings. Ultimately, the Company exceeded the high end of its targets for each of these performance metrics, resulting in incentives earned by the NEOs.

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Long-term incentive compensation to NEOs was deferred, in recognition of the fact that two-year equity grants had been made in 2022 (a portion of which vested in 2023) and in light of concerns over share availability, shareholder dilution and, later, the failure of the Company’s say-on-pay proposal.

Subsequent to the Compensation Committee’s establishment of NEO compensation for 2023, our stockholders approved an amendment to the Company’s 2016 Omnibus Long-Term Incentive Plan (“2016 LTIP”), as amended, adding an additional six million (6,000,000) shares to the 2016 LTIP.

Key Elements of 2024 Executive Compensation
The failure of the Company’s say-on-pay proposal led the Compensation Committee to reconsider our executive compensation program and to seek feedback from stockholders regarding the same. Those efforts resulted in several key changes to our executive compensation program for 2024.
•	We decided to hold a non-binding, advisory say-on-pay vote annually.
•	We refreshed our compensation peer group, resulting in reduced median revenues of the companies in that group, to align with the reduction in our revenues year over year.
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To incentivize the success of critical Company objectives, we provided NEOs the opportunity to receive annual bonuses upon meeting a revenue target, finalization of a critical contract award for the Company, and the successful expansion of enrollment centers for our TSA PreCheck services.

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The total portion of annual target direct compensation for NEOs “at risk” because it is predicated on meeting Company performance targets will increase from approximately 8.5% - 12.6% to approximately 73% - 96% (for our CEO and Executive Vice President NEOs).

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Long-term incentive compensation will be overwhelmingly performance-based, keyed to TSA PreCheck enrollment expansion through 2026, increased revenue and free cash flow in 2025, and an increased stock price sustained over time, prior to the end of 2026.

Compensation Philosophy, Objectives and Processes
The Compensation Committee is primarily responsible for the development, execution and adherence to our compensation philosophy. Our compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry.
We are a high-performance, results-driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:
•	To attract, motivate, engage and retain highly talented and results-oriented key employees;
•	To secure the future performance of services of those employees;
•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;
•	To drive achievement of our long-term growth, profitability and other objectives;
•	To reward performance; and
•	To drive increased stockholder value.
The individual components of the 2023 compensation program — consisting of base salary, annual incentive compensation or bonus (which we call the Annual Incentive Plan or “AIP”), equity incentive compensation (called a Long-Term Incentive or “LTI”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:
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Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our named executive officers, in order to encourage improved annual and long-term performance.

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Compensation should be a mix of annual and long-term compensation. Ideally, long-term compensation for at least our named executive officers will constitute a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

•	Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders.

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Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance intended to drive and enhance stockholder value.

What we DO	What we DON’T do
Align annual bonuses with a minimum threshold level of achievement for funding and objective and challenging performance measures.	No “golden parachute” gross-ups.
Ensure that the majority of executive target compensation is equity-based, thereby aligning executives’ interests with shareholders’ interests.	No guaranteed bonuses or base salary increases for executive officers.
For 2024, we will ensure that more than approximately 73% of CEO and Executive Vice President NEO compensation is directly “at risk” because it is contingent on meeting Company performance targets.	No options or SARs granted below fair market value.
Maintain a Compensation Committee comprised solely of independent directors.	No repricing of stock options without stockholder approval.
Review executive compensation strategy, competitiveness, and risk against a peer group, annually.	No excessive severance.
Retain an independent compensation consultant to provide expert advice on the design and evaluation of our compensation policies and practices.	No excessive perquisites.
Maintain a Clawback Policy.	No executive retirement plans other than those offered to all employees.
Mr. John Wood is not present during the voting or deliberation on his individual compensation. Except as set forth below in the description of the AIP, Mr. Wood recommends to the Compensation Committee the compensation for the named executive officers. The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives. In addition, Mr. Wood determines the compensation of the other senior officers in consultation with the Compensation Committee, consistent with the philosophy and objectives described above.
Compensation Committee Processes
The Compensation Committee reviews the base salary levels, annual short-term incentive opportunities, and long-term incentive compensation opportunities of our NEOs and all related performance criteria in the first quarter of each year, or more frequently as warranted.
In making decisions about the compensation of our NEOs the Compensation Committee relies primarily on the general experience of its members and subjective considerations of various factors, including as warranted the following:
•	Our executive compensation program objectives;
•	Our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board;
•	Each individual NEO’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•	The scope of each NEO’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•	The performance of each individual NEO, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team;

•	The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•	Our CEO’s compensation relative to that of our NEOs, and pay equity among our NEOs;
•	Our financial performance relative to our compensation and performance peers;
•	The compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of compensation levels based on an analysis of competitive market data;
•	The feedback received from our stockholders and the results of our annual say-on-pay advisory votes of our stockholders; and
•	The recommendations of our CEO with respect to the compensation of our other NEOs.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each NEO. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each NEO, and business judgment in making their recommendations.
Risk Mitigating Features of Compensation
The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and compensation works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
Role of the Compensation Consultant
The Compensation Committee has engaged Lockton as an independent executive and director compensation advisor. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management, at the direction of the Compensation Committee, interacts with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work. More specifically, Lockton will assist the Compensation Committee by:
•	Attending Compensation Committee meetings, with and without management present, for compensation strategy development;
•	Providing annual peer group development, and review and advice on proposed executive compensation and awards and plan designs;
•	Providing annual proxy study of named executive officers and independent director pay practices;
•	Providing equity plan recommendations and annual and long-term incentive plan reviews; and
•	Providing periodic share dilution and shareholder transfer value analysis.
The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest. While the data and input provided by Lockton is a factor in its analysis of various compensation elements and has been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.
Competitive Positioning
For purposes of assessing our executive compensation against the compensation market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. Recognizing that executive compensation in 2023 would be largely the second year of a two-year program started in 2022 (most likely deferring long-term incentive awards for NEOs, for example), and to ensure continuity, the Compensation Committee chose to maintain the peer group it had used with respect to benchmarking executive compensation in 2022. The following companies had been selected because of the similarity of the nature of their business to ours and their relative size (at the time of selection): CrowdStrike Holdings, Inc., LiveRamp Holdings, Inc., Okta, Inc., OneSpan, Inc., Perficient, Inc., Qualys, Inc., Rapid7, Inc., SecureWorks Corp., Tenable Holdings, Inc., Varonis Systems, Inc., and ZScaler, Inc. (Three companies that had been compensation benchmark peers in 2022 — Zix Corporation, Sailpoint Technologies Holdings, Inc., and Ping Identity Holding Corporation — were removed from the peer group because they were no longer public companies.)
As is described in greater detail below, subsequent to the failure of the Company’s say-on-pay proposal at its 2023 Annual Meeting, the Compensation Committee decided to re-examine the peer group, and in 2024 refreshed that group to more accurately reflect the current size of our Company.
Elements of Compensation
Base Salary
We provide each of our executive officers with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered together with the performance-based components of our overall compensation program. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual, taking into account their position, qualifications, experience, salary expectations, and the base salaries of our other NEOs. Thereafter, the Compensation Committee reviews the base salaries of our NEOs each year as part of its annual compensation review, with input from Mr. Wood (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions. For 2023, after considering the base salaries of peer executives and in light of the various factors described above, the Compensation Committee did not believe an adjustment to base salaries was warranted. The 2023 annual base salaries of the NEOs were:

Executive Officer	Base Salary
John B. Wood	$600,000
Mark Bendza	$410,000
Mark D. Griffin	$395,000
Hutch Robbins	$385,000
Annual Incentive Plan (“AIP”)
Under the AIP, the NEOs are eligible for incentive bonus awards. The purpose of the AIP is to provide each of our NEOs the opportunity annually to earn a bonus award as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis. Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company. The AIP is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties. The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below. The amount of the awards, performance targets, and leverage features generally are established in writing during the first quarter of each year. The AIP and the annual incentives potentially payable under it for our NEOs are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by Lockton and reported to the Compensation Committee.
For 2023, the Compensation Committee selected annual performance criteria that reflected the Company’s strategic goals to grow, to work towards a return to profitability, and to increase new business. Accordingly, the Committee selected Revenue, Adjusted EBITDA and Bookings as the performance criteria for the AIP, because they measured the success of the Company’s annual operating plan. Revenue meant our GAAP revenue as defined in our periodic reports filed with the SEC for fiscal year 2023. As discussed on page 35 in our 2023 Form 10-K, Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense. The Compensation Committee has the discretion to pay AIP in the form of stock, cash, or a combination thereof to optimize liquidity and share dilution in the best interest of shareholders. In addition, the Compensation Committee has the authority to exclude non-recurring, irregular and one-time items when determining Adjusted EBITDA. The Compensation Committee defined Bookings as, for the entirety of the calendar year, all orders with a defined quantity or value, including new program wins, renewals, task orders on contract vehicles (IDIQs, GWACs, etc.), product and service orders on existing contracts, modifications and plus ups to existing contracts, etc., regardless of when the orders convert to revenue. In addition, to incentivize capture of new contract vehicles (IDIQs, GWACs, etc.), each new contract vehicle won during the calendar year with no defined quantity or value would contribute 25 percentage points to the payout calculation for the bookings goal, provided the bookings metric did not exceed two hundred percent (200%) leverage. Highlighting our emphasis on business generation, the Bookings goal was weighted as fifty percent (50%) of the AIP, while the Revenue and the Adjusted EBITDA goals were weighted as twenty five percent (25%) each.
The dollar values of the performance criteria in our 2023 AIP were directly related to the objectives contained in our 2023 budget and our long-term strategies. We believe that annual incentive metrics should drive performance for the particular year in question, which mandates a realistic assessment for the year ahead. In a year where the Company forecasts a significant decline in revenue, for example, it makes little sense to set an annual incentive pegged to an unachievable increase in annual revenue. In March 2023, the Company issued guidance forecasting 2023 revenue to be between $115 and $140 million, and 2023 Adjusted EBITDA to be between ($27 million) and ($17 million). Accordingly, for the 2023 AIP Revenue goal, the Committee selected $132.5 million, at the high end of the guided range of annual revenue. For the 2023 AIP Adjusted EBITDA goal, the Committee selected ($17 million) which was at the high end of the guidance range. The Company does not publicly disclose Bookings forecasts, but based on internal business generation targets, the Committee selected a 2023 AIP bookings goal of $127.5 million (in contracts with a specific value – as noted, contract vehicles without a dollar value also counted towards the goal.)
The Compensation Committee established that amounts of the target AIP awards to the NEOs would range from 75% to a maximum of 100% of their annual salaries (with the CEO set at 100% of his annual salary and all other NEOs set at 75% of their annual salaries), subject to leveraging to incentivize performance beyond the set goals. The amount of leverage ranged from 0% to 200% (except for Mr. Wood, who was capped at a leverage ratio of 100% for all AIP components) on a straight-line basis between two low and high “thresholds” for each goal, as follows: For the Revenue goal, less than $120 million would result in no payout, and equal to or greater than $145 million would result in leverage of 200%. For the Adjusted EBITDA goal, losses greater than ($22 million) would result in no payout, and losses less than or equal to ($12 million) would result in leverage of 200%. For the Bookings goal, less than $95 million in bookings would result in no payout, and equal to or greater than $160 million would result in leverage of 200%.

2023 AIP Performance Goals, Leverage and Weighting
Goal	0%	Target	200%	Weight
Revenue	<$120M	$132.5M	≥$145M	25%
Adjusted EBITDA	<($22M)	($17M)	≥($12M)	25%
Bookings	<$95M	$127.5M	≥$160M	50%
In 2023, we achieved revenue of $145.4 million, Adjusted EBITDA of ($5.4) million, and Bookings of $155.4 million in contract value, plus two new contract vehicles won during the calendar year with no defined quantity or value, each of which exceeded the top end of the range of goals set by the Compensation Committee. Our reconciliation of Adjusted EBITDA to Net Income is disclosed starting on Page 35 of our 2023 Form 10-K.
The Compensation Committee determined that the Company’s performance achieved the 2023 AIP targets, and awarded annual incentive bonuses to the executive officers under the AIP for the 2023 performance period.

Named Executive Officer	AIP Award
John B. Wood	$600,000
Mark Bendza	615,000
Mark D. Griffin	592,500
Hutch Robbins	577,500

The Committee further elected to pay such bonuses in cash in order to eliminate any impact of the 2023 AIP awards on share count dilution.
Other senior staff members were eligible to participate in the AIP in 2023, and the total amount available for such incentives was approved by the Compensation Committee. Senior staff performance goals are set by management, based on performance of their business segment or the Company as a whole or a combination of both. For 2023, any award payout was paid in cash.
Long-Term Incentive Plan
The purpose of the 2016 LTIP is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. The 2016 LTIP allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted shares, and restricted share units, among others, and the incentives can be structured to be either time-based or performance-based. Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. Performance-based restricted share units (“PSUs”), if the performance criteria are satisfied while the executive or senior officer continues in service, would settle in our Common Stock.
The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for an executive or senior officer, the Compensation Committee considers the executive or senior officer’s current role and contribution to the Company, the anticipated role and contribution of the executive or senior officer to the Company’s long-term financial and performance goals, the executive or senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the amount of long-term incentives granted in prior years, existing levels of stock ownership by executive or senior officers, and the aggregate grants of incentives to all executive or senior officers. The Compensation Committee also considers the other elements of incentive compensation available to executive or senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incentivize both service to the Company over time as well as performance, and to avoid or minimize multiple forms of compensation for the same achievement. In general, the executive or senior officers with higher levels and amounts of responsibility are eligible to receive larger equity awards and have a larger proportion of their compensation paid in the form of equity as opposed to cash-based compensation. Finally, the Compensation Committee reviews proposed equity awards to executive or senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our executive or senior officers generally are competitive and in alignment with our peer group companies and industry expectations. The 2016 LTIP and the grant award agreements issued under it provide for clawback of equity awards to the extent permissible by law and the Company’s policy.
For 2022, the Compensation Committee approved LTI grants to the executive officers consisting of RSUs vesting over a two-year period, on December 1, 2022 and December 1, 2023. Also, to provide a methodical and fair approach, the award value was adjusted downward by the amount of prior awards that vested or were scheduled to vest in 2022 and 2023. The LTI target grant values aimed to align the executive officer compensation with the target total direct compensation of officers in the peer group at approximately the 50th percentile. Overall NEO pay mix was more heavily weighted toward long-term incentives, ranging from 70% to 82% of total direct compensation, which emphasized the alignment between executive compensation and shareholder value.
In 2023, the Compensation Committee made no LTI grants to NEOs, for several reasons. First, at the time the Committee was considering such awards during the first quarter of 2023, the LTIP lacked sufficient shares available to make incentive awards roughly in line with median peer compensation of a similar type. Second, the low prices of Telos’ shares in the latter portions of the first quarter of 2023 gave the Committee concern regarding the dilutive effect of awards made at that time. After the Company’s 2023 Annual Meeting of Stockholders, and the failure of the Company’s say-on-pay proposal, the Committee felt that it needed to first engage with stockholders concerning compensation structure and to revisit the issue of LTI for NEOs in 2024.

The Company did issue long-term incentive compensation equity awards under the 2016 LTIP to non-executive officer employees in 2023, which included senior management, consultants, as well as to members of our board of directors.
Perquisites
We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives. These perquisites are limited to reimbursement for golf club membership, and, in certain circumstances, commuting costs. The Compensation Committee believes that the perquisites are consistent with our overall compensation program, although Lockton has advised us that our perquisites in certain respects are below market. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team. See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.
Executive Officer Employment Agreements
We are party to employment agreements with each of the named executive officers. All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted share grants under our stock option and restricted share plans, and vacation days. Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.
According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:
•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination,
•	lump-sum payment for all accrued and unused paid time off,
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits provided to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:
•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza and Robbins,
•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza and Robbins,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under our 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza and Robbins, and

•	payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood.
Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued

failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.
Upon termination of employment due to a “change in control” (as defined in the employment agreements and summarized below) of the Company, for Messrs. Wood and Griffin, or termination without cause within 12 months of a change in control for Messrs. Bendza and Robbins, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:
•
in the case of Mr. Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years; and

•
in the case of Messrs. Bendza and Robbins, (i) the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 12 months, plus (ii) one times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Mr. Griffin, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.
For purposes of calculating the amounts payable to Messrs. Wood, Bendza, and Robbins, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met. In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months for Mr. Griffin and 12 months for Messrs. Bendza and Robbins, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. Wood, or 18 months for Mr. Griffin and 12 months for Messrs. Bendza and Robbins, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood.
For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets. The foregoing lump-sum payments will be made (a) contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control with respect to Messrs. Wood and Griffin, and (b) as of the “date of termination” (as defined in the employment agreements) with respect to Messrs. Bendza and Robbins.

Non-Competition, Confidentiality, and Non-Solicitation Provisions
Pursuant to their respective employment agreements, Messrs. Bendza, Robbins, and Griffin are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination for Mr. Griffin, and 12 months for Messrs. Bendza and Robbins. Similarly, Mr. Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.
Clawback Policy
On November 7, 2022, the Board of Directors adopted a clawback policy that provides that any incentive compensation (including both cash and equity compensation) paid to any current or former executive officer is subject to recoupment if (i) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct; and (ii) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the date the restatement was required. The Clawback Policy is available on our website at https://investors.telos.com/ and was filed as an exhibit to our 2023 Annual Report on Form 10-K. No disclosures under the Clawback Policy were necessary or made in 2023.
Hedging Prohibitions
Our Insider Trading Policy prohibits designated “Insiders,” which includes our Directors and NEOs, among others, from entering into hedging, monetization transactions, or similar arrangements with respect to Company securities.
Other Employment Benefits
We maintain employee benefit and perquisite programs for executive and senior officers and other employees. We have no current plans to provide any other additional benefits for our executive officers, other than as described above. We believe that the benefits provided are competitive and consistent with industry practice.
Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.
401(k) Savings Plan (“Telos Shared Savings Plan”). We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code. Starting in March 2022, we matched 50% of the first 8% of employee contributions to the Telos Shared Savings Plan per pay period, an increase from 4% in prior years. Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service. Starting in September 2023, the vesting schedule for the Company contribution was changed. For employees with less than one year of service, only 20% will vest upon the completion of their first year. However, upon completion of the second year, 100% of the Company contribution will vest. For 2022, we funded the employer matching contribution in Company stock, although the Company had discretion to fund the match in cash or a combination of both cash and Company stock. The employer matching contribution for 2022 was funded during the first quarter of 2023 even though the match was calculated per pay period. For 2023, the Company funded the employer match contribution in cash and Company stock in the first quarter of 2024. Even though it was funded at the beginning of the following year, employees who terminate prior to the funding date will still receive accrued and vested matching funds that occurred prior to the date of the termination of their employment.
2023 Stockholder Advisory Vote on NEO Compensation
At the 2023 Annual Meeting of Stockholders, our stockholders did not approve the advisory “say-on-pay” resolution presented, with 71.4% of votes cast against the resolution.
Stockholder Engagement
We value the opinions of our stockholders. Stockholder feedback, including through direct discussion and prior stockholder votes, is reported to our Board and the Compensation Committee, as it relates to executive compensation, when received and as warranted. Our goal is to be responsive to our stockholders when making compensation decisions for our executive officers, including our NEOs, and to ensure we understand and address their concerns and observations.

After receiving the results of the 2023 say-on-pay vote, the Compensation Committee reached out to 25 of the largest stockholders of the Company (excluding Company employees and directors) to solicit their views on executive compensation at Telos and the reasons underlying their votes (for or against) the say-on-pay resolution. On October 2, 2023, CFO Mark Bendza, on behalf of Compensation Committee Chair Fredrick Schaufeld, contacted 25 stockholders who collectively owned (at that time) approximately 50% of the Company’s Common Stock, seeking to meet with them to ensure that the Committee had the opportunity to benefit from the stockholders’ insights concerning Telos’ executive compensation plan, policies and practices, and to answer any questions those stockholders may have regarding that subject.
Five stockholders, who collectively held (at that time) approximately 18.7% of the Company’s Common Stock, accepted the Committee’s invitation to meet. Between October 9 and October 25, 2023, Messrs. Schaufeld, Bendza, and Robbins participated in separate virtual meetings with these five stockholders to solicit their feedback as described above.
On November 10, 2023, Mr. Bendza, again on behalf of Mr. Schaufeld, re-contacted the remaining 20 stockholders who had not initially accepted the invitation to meet, again seeking the opportunity to speak with them. No additional stockholders accepted the invitation.
Our meetings with these stockholders involved wide-ranging discussions of Company financial performance, governance and executive compensation. Several stockholders expressed their view that the result of the say-on-pay vote was more a response to Company financial performance than a specific issue with compensation. Themes we heard from our stockholders included: Ensuring that our executive compensation structure incentivized greater total stockholder return; aligning incentive compensation to stockholder interests; focusing compensation on incentivizing improved cash flow and revenue generation; and, increasing the use of meaningful performance-based metrics in long term incentive compensation. Mr. Schaufeld reported the results of these meetings to the Compensation Committee.
In addition to feedback from our stockholders, the Compensation Committee considered the viewpoints of Institutional Shareholder Services (ISS) with respect to Telos’ compensation practices, as reported by ISS prior to our 2023 Annual Meeting.
The valuable feedback we received from our stockholder outreach came after 2023 executive compensation had been approved, and more than one year after LTI grants for the NEOs (a portion of which vested in 2023) had been approved and issued. (As noted elsewhere in this Proxy, there were no LTI grants for NEOs approved in 2023.) Accordingly, the Committee was unable to take these insights into account in setting the 2023 executive compensation program; however, our stockholders’ input was taken into consideration by the Compensation Committee in connection with setting the Company’s compensation program for 2024. The primary feedback we received from our stockholders and the Compensation Committee’s response thereto is set forth in tabular format below, after our discussion of the critical changes made to our executive compensation program in 2024.
Major Adjustments to Our Executive Compensation Program in 2024
In the first quarter of 2024, the Compensation Committee met to address changes necessary to the Company’s executive compensation program with the benefit of what it had heard concerning that program from stockholders and third parties. At the time of the Committee’s meetings this year, there were no LTI grants for NEOs outstanding (other than the comparatively smaller new hire retention grants outstanding for Messrs. Bendza and Robbins).
Refreshed Peer Group
The Compensation Committee first refreshed the group of peer companies used to benchmark executive compensation. As noted above, three companies in the Company’s 2022 peer group were no longer public companies. Furthermore, the Compensation Committee felt that the four largest companies (by revenue) in the peer group (CrowdStrike, Okta, Zscaler, and Perficient) were too large to serve as comparable companies. In assessing potential peers, the Compensation Committee considered the nature of a potential peer’s business and industry, its size by revenue, its history as a public company, number of employees, market capitalization, net income, the market from which it competes for employee talent, and its “connection strength” – the extent and/or number of interrelationships between peers and peers of peers (e.g., whether a company was a peer of a peer company, or selected the Company as a peer.) To that end, the Committee benefitted from resources and recommendations from Lockton and Equilar, Inc., a provider of executive compensation benchmarking services. The Compensation Committee was particularly mindful that the Company generally competes for employee talent and business with companies that are much larger – by headcount, revenue, and assets – than Telos.

After due consideration, the Compensation Committee selected the following companies to serve as a compensation benchmark peer group for 2024:
Existing	New
Rapid7, Inc.	SecureWorks Corp.
Tenable Holdings, Inc.	PagerDuty, Inc.
LiveRamp Holdings, Inc.	A10 Networks, Inc.
Qualys, Inc.	PROS Holdings, Inc.
Varonis Systems, Inc.	Model N, Inc.
OneSpan, Inc.	Brightcove Inc.
Agilysys, Inc.
Veritone, Inc.
Mitek Systems, Inc.
Continue Focus on Key Company Performance Metrics for the Annual Incentive Plan
In keeping with its goal of aligning compensation to successful Company performance and selectively choosing performance metrics that are most critical to near and long-term Company growth, the Compensation Committee agreed to use the following as performance metrics for the AIP portion of the NEOs’ 2024 compensation (as in the past, 100% of any annual incentive for NEOs will be performance-based):
•	Meeting a Company 2024 revenue target
•	Finalization of a critical and large contract expected in 2024 calendar year
•	Expansion of enrollment sites for the Telos TSA PreCheck services beyond a threshold target for calendar 2024
The precise amounts, allocations and weighting of these AIP awards will be finalized in the second quarter.
Change Long-Term Incentive Awards from Exclusively Time-Based to Approximately 79% Performance-Based
In an effort to more fully align executive compensation with Company success, the Compensation Committee determined that NEO long-term incentive awards for 2024 – assuming stockholder approval of the amendments to the 2016 LTIP set forth in this Proxy – would be primarily performance-based. Specifically, the percentage of performance-based awards in the NEOs’ long-term incentive compensation would increase from 0% in 2022 (the last year in which LTI awards were made to our NEOs) to approximately 100% for the CEO, and approximately 79% for the other NEOs, in 2024.
Focusing on the long-term growth of the Company, the Compensation Committee selected the following performance-based metrics for long-term incentives to be issued in 2024:
•	Expansion of enrollment sites for the Telos TSA PreCheck services beyond threshold targets on or before December 31, 2026
•	Meeting 2025 revenue and free cash flow targets
•	Meeting TLS share price targets for a continuous period prior to December 31, 2026.
These metrics tie directly into important Company goals: i) expanding TSA PreCheck enrollment sites, to drive greater revenue and profit; ii) higher revenue and free cash flow, year over year, and iii) increasing, and maintaining an increase in, the share price of our securities aligns directly with stockholder interests. Note that the long-term incentive metric for revenue addresses 2025 revenue, while the annual incentive metric will address 2024 revenue, so the same revenue figures are not used twice.
The Committee also intends to make a time-based incentive award – much smaller as a percentage of total long-term incentive compensation than performance-based awards – vesting two years after issuance to non-CEO NEOs and senior management.
By increasing the percentage of long-term incentive compensation that is performance-based, and maintaining the 100% performance-based nature of our annual incentive compensation, the Compensation Committee intends to place approximately 96% of CEO total direct compensation, and approximately 73-75% of Executive Vice President NEOs total direct compensation, “at risk” in 2024.

Response to Stockholder Engagement
With respect to the principal points, we heard from our stockholders, our Board made the following changes to our compensation structure (in summary):

Stockholder Feedback	Company Response
Ensure that the compensation structure incentivizes greater total stockholder return.
Commit to increasing the percentage of long-term incentives based on meeting performance metrics from 0% in 2022 to approximately 100% for our CEO (and approximately 79% for the other NEOs) in 2024. One critical component of 2024 long-term incentive awards will be a performance-based metric keyed to a sustained stock price target, thereby directly aligning compensation with stockholder return.

Align incentive compensation to stockholder interests.
For 2024, approximately 96% percent of CEO total direct compensation (and approximately 73-75% of Executive Vice President NEOs total direct compensation) will be contingent on meeting Company performance goals, thereby further aligning executive interests with stockholder interests.

Focus compensation on improved cash flow and meaningful revenue generation.	Revenue remains a critical component of annual incentive compensation, and 2025 revenue and free cash flow will form a critical component of long-term incentive awards.
Increase the use of meaningful performance-based metrics in long-term incentive compensation	Long-term incentive compensation will be overwhelmingly performance-based, keyed to TSA PreCheck enrollment expansion, revenue and cash flow, and an increased stock price.
Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Management Development and Compensation Committee of the Board.

Fredrick D. Schaufeld, Chairman
David Borland
Bonnie Carroll
Derrick D. Dockery
Brad Jacobs

Summary Compensation Table
The following table summarizes the compensation for the years ended December 31, 2023, 2022 and 2021 by the chief executive officer, chief financial officer, and the two other most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Award(2)	All Other Compensation(6)	Total
John B. Wood Chairman, President and CEO	2023	$600,000	—	$600,000	—	$49,826	$1,249,826
	2022	600,000	$10,000(5)	—	$10,078,653	38,691	10,727,344
	2021	604,167	—	—	11,555,141	37,866	12,197,174

Mark Bendza(3) Executive V.P. and CFO	2023	410,000	—	615,000	—	9,480	1,034,480
	2022	410,000	—	—	4,258,185	9,327	4,677,512
	2021	170,833	—	—	4,123,255	3,255	4,297,343

Mark G. Griffin(3) Executive V.P., Security Solutions	2023	395,010	—	592,500	—	13,680	1,001,190
	2022	395,010	—	—	4,303,691	12,660	4,711,361
	2021	353,751	—	—	29,507,109	6,180	29,867,040

Hutch Robbins(4) Executive V.P., General Counsel	2023	385,000	—	577,500	—	31,680	994,180
	2022	336,875	—	—	4,232,414	28,370	4,597,659

(1)	The amounts in this column reflect the Annual Incentive Plan awards earned by our NEOs.
(2)
Represents the grant date fair value of the RSUs and PSUs issued under our 2016 LTIP. See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 2 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(3)	Mr. Bendza and Mr. Griffin were Named Executive Officers for the first time in 2021.
(4)	Mr. Robbins was a Named Executive Officer for the first time in 2022.
(5)	Amount represents an anniversary bonus.
(6)	Amounts presented consist of the following in 2023:

Name	Life Insurance and Long-Term Disability Premiums	401(k) Company Match	Perquisites(1)	Total All Other Compensation
John B. Wood	$26,504	$11,250	$12,072	$49,826
Mark Bendza	480	9,000	—	9,480
Mark D. Griffin	480	13,200	—	13,680
Hutch Robbins	480	13,200	18,000	31,680

(1)	Includes reimbursement for golf club membership and commuting costs.

GRANTS OF PLAN-BASED AWARDS
The following table provides information about the AIP awards granted to our named executive officers during fiscal year 2023. No stock grants were awarded in 2023.

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards
		Target	Maximum
John B. Wood	3/22/2023	$600,000	$600,000
Mark Bendza	3/22/2023	307,500	615,000
Mark D. Griffin	3/22/2023	296,250	592,500
Hutch Robbins	3/22/2023	288,750	577,500
As described in the Compensation Discussion and Analysis on pages 28-29, the Compensation Committee approved AIP awards for the 2023 performance period that are described in the above table as Non-Equity Incentive Plan Awards. The actual amounts paid for fiscal year 2023 performance are set forth in the Summary Compensation Table. The amounts of the target AIP awards to the named executive officers ranged from 75% to a maximum of 100% of the annual salaries of the various executives (with the CEO set at 100% of his annual salary and all other senior officers set at 75% of their salaries), subject to leveraging in accordance with the AIP awards. The amount of leverage ranges from a low of 0%, in which case no AIP award would be earned, to a high of 200%, with the performance at target set to a leverage amount of 100% of the named executive officer’s potential AIP award. Also as described in the Compensation Discussions and Analysis on pages 28-29, exceeding the minimum performance goals for the AIP award (described above as 0% leverage) would result in an award payment.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information regarding outstanding equity awards as of December 31, 2023 for the Company’s named executive officers:

Name	Unvested Restricted Share Units as of 12/31/2023	Fair Market Value as of 12/31/2023
John B. Wood	57,648(1)	$210,415
Mark Bendza	15,360(2)	56,064
Mark D. Griffin	12,354(1)	45,092
Hutch Robbins	85,544(3)	312,236

(1)	All vested on January 19, 2024.
(2)	All scheduled to vest on July 19, 2024.
(3)	42,771 RSUs vested on February 1, 2024. 42,773 RSUs are scheduled to vest on February 1, 2025.
STOCK VESTED
The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2023:

Name	Number of shares acquired on vesting	Value Realized on vesting(1)
John B. Wood	581,532	$2,513,817
Mark Bendza	290,399	1,101,667
Mark D. Griffin	553,415	2,559,257
Hutch Robbins	162,560	723,814

(1)	Based on the closing market prices on vesting dates.

Potential Payments Upon Termination or Change in Control
As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control. The table below summarizes the potential payouts to Messrs. Wood, Bendza, Robbins and Griffin for the termination events described above assuming such termination occurred on December 31, 2023, the last business day of the Company’s last completed fiscal year.

	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/23	Continuation of Medical / Welfare Benefits for 24, 18 or 12 Months(1)	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Shares that Would Vest
John B. Wood
Termination without cause	$1,200,000	$—	$58,027	$94,982	$26,400	$1,379,409	57,648
Termination upon death/disability	1,200,000	—	58,027	94,982	$26,400	1,379,409	57,648
Termination upon change in control	1,200,000	1,000,000	58,027	94,982	$26,400	2,739,408	57,648
Termination for cause	—	—	58,027	—	—	58,027	—
Voluntary termination	—	—	58,027	—	—	58,027	—

Mark Bendza
Termination without cause	410,000	—	33,115	18,046	13,200	474,361	15,360
Termination upon death/disability	410,000	—	33,115	18,046	13,200	474,361	15,360
Termination upon change in control	410,000	858,187	33,115	18,046	13,200	1,332,549	15,360
Termination for cause	—	—	33,115	—	—	33,115	—
Voluntary termination	—	—	33,115	—	—	33,115	—

Mark D. Griffin
Termination without cause	395,010	—	67,702	32,201	19,800	514,713	12,354
Termination upon death/disability	395,010	—	67,702	32,201	19,800	514,713	12,354
Termination upon change in control	395,010	592,500	67,702	32,201	19,800	1,107,213	12,354
Termination for cause	—	—	67,702	—	—	67,702	—
Voluntary termination	—	—	67,702	—	—	67,702	—

Hutch Robbins
Termination without cause	385,000	—	36,186	18,046	13,200	452,432	85,544
Termination upon death/disability	385,000	—	36,186	18,046	13,200	452,432	85,544
Termination after change in control	385,000	866,250	36,186	18,046	13,200	1,318,682	85,544
Termination for cause	—	—	36,186	—	—	36,186
Voluntary termination	—	—	36,186	—	—	36,186

(1)
For Mr. Wood, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, and payment of premiums for continuation of an Executive Life Policy, in which the executive is the holder of the policy. For the other executives, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

Executive Officers
Set forth below is biographical information concerning the executive officers (other than Mr. Wood, whose biographical information is included above for the director nominees), who are appointed by the Board of Directors and serve until their successors are appointed and qualified. Each of our executive officers is a United States citizen.
Mark Bendza Age | 48
Executive Vice President and Chief Financial Officer, since July 2021. Mr. Bendza has overall responsibility for the Company’s accounting, financial reporting, financial planning and analysis, financial strategy and operations, corporate development, contracts, purchasing, investor relations, tax, and treasury functions. Mr. Bendza has over 20 years of experience in investor relations, business development, financial planning and analysis, financial strategy, mergers and acquisitions, and capital markets. Prior to joining the Company, he held positions of increasing responsibility in finance and business management with global companies, including vice president and head of investor relations for Honeywell from 2019 to 2021; vice president of international business for Northrop Grumman from 2016 to 2019; director of financial planning and analysis for Northrop Grumman from 2012 to 2015; and mergers and acquisitions, capital markets, and credit roles with major investments banks from 1998 to 2011. Mr. Bendza holds a bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.

Mark D. Griffin Age | 63
Executive Vice President, Security Solutions, and President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007. In April 2007, he was appointed to head the newly formed Telos ID. In November 2021, Mr. Griffin also assumed the role of Executive Vice President, Security Solutions. Mr. Griffin was previously a board member of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and non-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards. Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, Defense Manpower Data Center (DMDC), General Services Administration, and Immigration and Naturalization Services. Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

E. Hutchinson (“Hutch”) Robbins, Jr. Age | 57
Executive Vice President, General Counsel since February 2022. Over the course of a three-decade legal career, Mr. Robbins has advised and advocated for his clients across a wide array of challenging business issues. From 1993 through January 2022, Mr. Robbins was an associate and principal of Miles & Stockbridge P.C., in Baltimore, Maryland, and from 2006 through 2016, he led the firm’s Commercial and Business Litigation Practice Group. Over the course of his career, Mr. Robbins has resolved hundreds of complex disputes through negotiation, alternative dispute resolution, and litigation, in addition to advising his clients on business strategy, contract terms, and risk avoidance. Mr. Robbins earned his juris doctor degree, with honors, from Duke University in 1993, and his undergraduate degree, with honors, from Trinity College in 1988. Mr. Robbins is on the Advisory Board of the Maryland Volunteer Lawyers Service and is a trustee of Baltimore Center Stage.

Malcolm G. Cooke Age | 49
Vice President, Chief Information Technology Officer. Mr. Cooke joined the Company in June 2008 as a systems engineer. He was promoted to various positions since then and has held the position of Vice President, Chief Information Technology Officer since July 2013. In this role, Mr. Cooke is responsible for all of the Company’s corporate information technology operational readiness, as well as internal information technology initiatives and strategy. He also oversees the physical, logical, and industrial security for all Telos facilities. Prior to joining the Company, Mr. Cooke served in various IT support and management roles at Equitrac and ReMax, and also served in the U.S. Navy. Since 2021, Mr. Cooke has served on the Board of Directors of the ARC of Loudoun, which advocates for, educates and supports people with disabilities and their families. Throughout his career, Mr. Cooke has amassed a wealth of information technology and security skills, experience, and numerous certifications, including A+, N+, Security +, MSS, MCP, MCSA, MCTS, and VMTSP. Mr. Cooke holds a bachelor’s degree in information technology from American InterContinental University and an associate’s degree in computer science from ECPI University.

Donna K. Hill Age | 51
Vice President of Human Resources. Ms. Hill joined the Company in February 2021 as Director, Human Resources. She was promoted to her current position in February 2022. In this role, Ms. Hill is responsible for the leadership and operations of all human resources functions, including talent acquisition, employee engagement, performance management, compensation and benefits. Prior to joining the Company, Ms. Hill had more than 20 years of recruiting and human resource management experience, including human resource positions at Gannett and AOL.

2023 CEO Pay Ratio
As of December 31, 2023, Telos and its consolidated subsidiaries together had approximately 619 employees, with 89% in the United States and 11% in the Philippines. The Company has elected to identify the median employee using our employee population as of December 31, 2023, which is within the last three months of our last completed fiscal year.
To identify the employee with compensation at the median of all employees for our 2023 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2023, for all of its employees, including part-time, and temporary employees. The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO. For hourly employees, the annual rate is arrived using the hourly rate and total paid hours. The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation). Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States. Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table. The median employee’s annual total compensation for the 2023 fiscal year was $104,200. Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.
As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. Wood was $1,249,826 and the total annual compensation of the median employee was $104,200, which yields a ratio of 12 to 1.

Pay Versus Performance

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Total Shareholder Return	Peer Group(5) Total Shareholder Return	Net Income	Total Revenue
2023	$1,249,826	$(12,929)	$1,009,950	$622,506	$21.47	$124.27	$(34,473,000)	$145,378,000
2022	10,727,344	2,383,319	4,645,884	605,348	29.94	64.89	(53,428,000)	216,887,000
2021	12,197,174	5,857,632(7)	8,744,031	4,489,920(8)	90.71	149.93	(43,134,000)	242,433,000
2020	3,242,786	3,242,786	1,398,079	1,398,079	194.00(6)	136.17(6)	6,841,000	179,917,000

(1)	The Principal Executive Officer (PEO) for the reporting periods is Mr. John B. Wood, Chairman and Chief Executive Officer.
(2)	The calculations for compensation actually paid (for both PEO and NEOs) are set forth below the footnotes to this table.
(3)
The Named Executive Officers (NEOs), other than the PEO, for 2023 were Messrs. Bendza, Griffin, and Robbins. For 2022, the NEOs were: Messrs. Bendza, Robbins, Griffin and Brendan Malloy. For 2021, the NEOs were: Messrs. Bendza, Malloy, Griffin, Edward Williams, Jefferson Wright, and Ms. Michele Nakazawa. For 2020, the NEOs were Messrs. Williams, Wright, Malloy, and Ms. Nakazawa.

(4)
Average compensation actually paid to non-PEO NEOs in 2021 and 2022 is significantly impacted by a one-time equity award to Mark Griffin in 2021, valued at $29 million at the time of grant. Mr. Griffin’s award was granted to reflect his role in the creation of value in Telos ID as reflected in its purchase price in connection with our IPO, and to align his compensation with similarly-situated Company executives.

(5)
The Peer Group consists of: CrowdStrike Holdings, Inc., LiveRamp Holdings, Inc., Okta, Inc., OneSpan, Inc., Perficient, Inc., Qualys, Inc., Rapid7, Inc., SecureWorks Corp., Tenable Holdings, Inc., Varonis Systems, Inc., and ZScaler, Inc.

(6)	From registration date, Nov 18, 2020, until year end.
(7)	Incorrectly reported as $3,635,332 in the 2023 Proxy Statement. See the table below.
(8)	Incorrectly reported as $4,003,784 in the 2023 Proxy Statement. See the table below.
Compensation actually paid or “CAP” are amounts calculated in accordance with applicable SEC rules and do not, necessarily, correlate to the total amount of cash or equity compensation that the executive actually realized or was paid during any fiscal year. The CAP is a calculation that includes, for example, the increase (or decrease) in value of certain elements of compensation (i.e., equity compensation) over the fiscal year, even if granted in a prior year. The amounts that the executive will ultimately receive with respect to these types of compensation (i.e., when and if the equity awards vest) are likely to be different from the amounts disclosed in this Pay versus Performance disclosure.

	PEO				Non-PEO NEOs
	2023	2022	2021	2020	2023	2022	2021	2020
Summary Compensation Table Total	$1,249,826	$10,727,344	$12,197,174	$3,242,786	$1,009,950	$4,645,884	$8,744,031	$1,398,079
Reported Value of Equity Awards		(10,078,653)	(11,555,141)	—		(4,243,650)	(8,374,035)	—
Year End Fair Value of Equity Awards Granted during the Year that are Outstanding and Unvested at End of Year		2,612,682	5,215,599	—		1,129,533	3,542,591	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at End of Year	(83,013)	(2,789,110)	—	—	(54,364)	(1,393,982)	—	—
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year		2,095,291	—	—		861,098	577,333	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(446,181)	(184,235)	—	—	(245,902)	(393,536)	—	—
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Fiscal Year	(733,561)	—	—(1)	—	(87,178)	—	—(1)	—

	PEO				Non-PEO NEOs
	2023	2022	2021	2020	2023	2022	2021	2020
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation		—	—	—	—	—	—	—
Total Equity Award Adjustments	(1,262,755)	(8,344,025)	(6,339,542)	—	(387,444)	(4,040,536)	(4,254,111)	—
Reported Change in the Actuarial Present Value of Pension Benefits		—	—	—		—	—	—
Pension Benefit Adjustments		—	—	—		—	—	—
Compensation Actually Paid	(12,929)	2,383,319	5,857,632	3,242,786	622,506	605,348	4,489,920	1,398,079

(1)
The Proxy Statement for our 2023 Annual Meeting of Stockholders incorrectly reported this figure in 2021 as ($2,222,300) for the CEO and ($447,103) for the average Non-PEO NEO. The awards reflected in our prior year Proxy Statement for this Item for 2021 were forfeited in 2023, and should not have been included (as deductions) in the calculations of Compensation Actually Paid for 2021. As a result, the Compensation Actually Paid to our CEO and Non-PEO NEOs for 2021 has been corrected in the table above.

Description of the Relationship Between Pay and Performance

Most Important Financial Performance Measures for Linking Executive Pay to Company Performance
•	Total Revenue
•	Adjusted EBITDA(1)
•	Stock Price

(1)
Both EBITDA and Adjusted EBITDA are supplemental measures of operating performance that are not made under GAAP and do not represent, and should not be considered as, an alternative to net loss as determined by GAAP. We define EBITDA as net (loss) income attributable to Telos, adjusted for net (loss) income attributable to non-controlling interest, non-operating (income) expense, interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense.

In the Company’s opinion, Total Revenue is the single most important financial performance measure for linking executive pay to company performance, and is therefore the company-selected measure in the Pay Versus Performance table above.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. Unless otherwise indicated below, the address of each stockholder is 19886 Ashburn Road, Ashburn, VA 20147.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 28, 2024	Percent of Class
Common Stock	The JRP Settlement c/o Silex Trust Company Limited Rue De La Croix D’or 7 Geneva V8 1204 Switzerland	9,540,437 shares(A)	13.0%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,642,496 shares(B)	5.0%
Common Stock	John B. Wood	5,755,673 shares(C)	7.9%
Common Stock	Mark Bendza	338,724 shares(D)	0.5%
Common Stock	Mark D. Griffin	671,829 shares(E)	0.9%
Common Stock	E. Hutchinson Robbins, Jr.	234,879 shares(F)	0.3%
Common Stock	David Borland	186,530 shares(G)	0.3%
Common Stock	Bonnie Carroll	91,525 shares(H)	0.2%
Common Stock	Derrick D. Dockery	84,579 shares(I)	0.2%
Common Stock	Brad Jacobs	99,772 shares(J)	0.2%
Common Stock	John W. Maluda	135,461 shares(K)	0.3%
Common Stock	Fredrick D. Schaufeld	1,032,051 shares(L)	1.5%
Common Stock	All officers and directors as a group (12 persons)	8,749,739 shares(M)	12.4%

*	Denotes less than 0.1%.
(A)
Includes 9,264,804 shares held directly by The JRP Settlement, transferred from Toxford Corporation on July 16, 2021, and 275,633 shares held directly by the estate of Mr. John R.C. Porter. According to the Schedule 13G (Amendment No. 1) jointly filed on February 8, 2022, Brian Padgett is the executor of the estate of John Porter and therefore has sole voting and investment power of the shares of Common Stock owned by the estate. Shirley Porter is the sole Protector of The JRP Settlement, can replace the Trustee and therefore has sole voting and investment power over the Common Stock held by The JRP Settlement. Silex Trust Company Limited (the “Trustee”) as the trustee of The JRP Settlement. Brian Padgett, Oliver Hemmer, and Ronan Kuczaj are the individuals who can make decisions on behalf of the Trustee and each can act alone in doing so, and therefore they have shared voting and investment power over the Common Stock held by The JRP Settlement.

(B)
According to the Schedule 13G (Amendment No. 2) filed on February 13, 2024, The Vanguard Group beneficially owns 3,642,496 shares of Common Stock, of which it has sole dispositive power for 3,621,776 shares, and shared dispositive power for 20,720 shares.

(C)	Includes 189,907 shares held for the benefit of Mr. Wood by the Telos Corporation Shared Savings Plan, and 772,485 shares held by JJJJJV, LLC, in which Mr. Wood is the principal.
(D)	Includes 15,360 unvested restricted share units and 4,905 shares held for the benefit of Mr. Bendza by the Telos Corporation Shared Savings Plan.
(E)	Includes 12,993 shares held for the benefit of Mr. Griffin by the Telos Corporation Shared Savings Plan.
(F)	Includes 42,773 unvested restricted share units and 7,546 shares held for the benefit of Mr. Robbins by the Telos Corporation Shared Savings Plan.
(G)	Includes 55,555 unvested restricted share units, 95,233 shares held by a trust for the benefit of Mr. Borland, and 52,000 unexercised stock options.
(H)	Includes 55,555 unvested restricted share units and 50,000 unexercised stock options held by Ms. Carroll.
(I)	Includes 55,555 unvested restricted share units and 50,000 unexercised stock options held by Mr. Dockery.
(J)	Includes 55,555 unvested restricted share units and 60,000 unexercised stock options held by Mr. Jacobs.
(K)	Includes 55,555 unvested restricted share units, 441 shares held jointly with his spouse, and 50,000 unexercised stock options held by Gen. Maluda.
(L)
Includes 55,555 unvested restricted share units, 255,449 shares held in a trust for the benefit of Mr. Schaufeld, 250,000 shares held by FDS New River Farm 2017 Irrevocable Trust in which Mr. Schaufeld is the Settlor, 181,498 shares held in River Farm Investments LLC, an investment vehicle for Mr. Schaufeld’s self-directed IRA, 253,807 shares held by three irrevocable trusts, one for each of his children, of which Mr. Schaufeld is the Settlor, and 58,000 unexercised stock options held by Mr. Schaufeld.

(M)
Includes 391,463 unvested restricted share units in total held by the officers and directors. Includes 224,152 shares held by the Telos Corporation Shared Savings Plan. Also includes the 320,000 stock options held in the aggregate by the directors that are exercisable within sixty days of the Record Date.

Stockholder Proposals for the 2025 Annual Meeting
Stockholders who wish to have proposals for the Company’s 2025 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to December 10, 2024. All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Other Matters
Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Exhibit A

Telos Corporation
Amended and Restated 2016 Omnibus Long-Term Incentive Plan
Telos Corporation, a Maryland corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2016 Omnibus Long-Term Incentive Plan (the “Plan”), as follows:
1.	PURPOSE
The Plan is intended to enhance the Company’s and its Subsidiaries’ ability to attract and retain highly qualified directors, officers, key employees and other persons and to motivate such persons to serve the Company and its Subsidiaries and to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Share options, Share appreciation rights, restricted Shares, restricted Share units, unrestricted Shares and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Share options granted under the Plan may be Incentive Stock Options, if the Plan is approved by the Company’s shareholders within 12 months after the Plan is adopted by the Board, or non-qualified options, as provided herein.
2.	DEFINITIONS. For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:
2.1	“Award” means a grant of an Option, Share Appreciation Right, Restricted Shares, Restricted Share Units, Unrestricted Shares or Dividend Equivalent Rights under the Plan.
2.2	“Award Agreement” means the written agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.
2.3	“Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.
2.4	“Board” means the Board of Directors of the Company.
2.5
“Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or a Subsidiary, (i) commission by a Participant of a felony or crime of moral turpitude; (ii) conduct in the performance of a Participant’s duties which is illegal, dishonest, fraudulent or disloyal; (iii) the breach of any fiduciary duty the Participant owes to the Company; or (iv) gross neglect of duty or poor performance which is not cured by the Participant to the reasonable satisfaction of the Company within 30 days of Participant’s receipt of written notice from the Company advising Participant of said gross neglect or poor performance.

2.6
“Change in Control” means an occasion upon which (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act)), directly or indirectly, securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); (ii) during any period of (12) consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iii) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets.

2.7	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.
2.8	“Committee” means the Company’s Management Development and Compensation Committee.

2.9	“Company” means Telos Corporation.
2.10
“Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity and more than 50% of the combined voting power of all classes of stock of the surviving entity are held by persons or entities who were not shareholders or affiliates of the Company immediately prior to the transaction, (ii) a sale of substantially all of the assets of the Company to another person or entity which does not constitute a “related person” to the Company, as such term is defined in the Treasury Regulations issued in connection with Section 409A of the Code, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of Shares of the Company.

2.11
“Dividend Equivalent Right” means a right, granted to a Participant under Section 13 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

2.12	“Effective Date” means May 21, 2024, the date the Plan is approved by the Company’s shareholders.
2.13	“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
2.14
“Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on The NASDAQ Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Board in good faith, including the use by the Board, as appropriate, of an outside consultant or adviser, and taking into account, without limitation, Section 409A of the Code.

2.15
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a Company in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent of the voting interests.

2.16
“Grant Date” means the date on which the Board or the Committee, as the case may be, approves an Award or such later date as may be specified by the Committee in situations where the Committee chooses to request that the Board ratify the grant of an Award.

2.17
“Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.18	“Non-Qualified Option” means an Option that is not an Incentive Stock Option.
2.19	“Option” means an option to purchase Shares pursuant to the Plan.
2.20	“Option Price” means the exercise price for each Share subject to an Option.

2.21	“Other Agreement” shall have the meaning set forth in Section 15 hereof.
2.22	“Participant” means a person who receives or holds an Award under the Plan.
2.23	“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.
2.24
“Plan” means this Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan. The Plan is an amendment and restatement of the Telos Corporation 2016 Omnibus Long-Term Incentive Plan, adopted on and effective as of August 12, 2016.

2.25	“Purchase Price” means the purchase price, if any, for each Share pursuant to a grant of Restricted Shares or Unrestricted Shares.
2.26	“Restricted Share Unit” means a bookkeeping entry representing the equivalent of a Share awarded to a Participant pursuant to Section 10 hereof.
2.27	“Restricted Shares” means Shares awarded to a Participant pursuant to Section 10 hereof.
2.28	“SAR Exercise Price” means the per share exercise price of a SAR granted to a Participant under Section 9 hereof.
2.29	“Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
2.30
“Service” means service as a Service Provider to the Company or a Subsidiary. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company or a Subsidiary. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board or the Committee, as the case may be, which determination shall be final, binding and conclusive.

2.31	“Service Provider” means an employee, officer or director of the Company or a Subsidiary, or a consultant or adviser currently providing services to the Company or a Subsidiary.
2.32	“Share” or “Shares” means shares of Common Stock of the Company.
2.33	“Share Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 hereof.
2.34	“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
2.35
“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted (whether pursuant to this Plan or pursuant to any other program or contract) by the Company or a Subsidiary or by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.36
“Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the Company, its parent or any of its Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.37	“Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.
2.38	“Unrestricted Shares” means an Award pursuant to Section 11 hereof.
3.	ADMINISTRATION OF THE PLAN
3.1.
Board. Subject to the delegation described in Section 3.2, below, the Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s governing documents and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s governing documents and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.
3.2.
Committee. The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the Company’s governing documents and applicable law. As of the Effective Date, the Board has delegated, until further written notice, full authority to the Committee to administer, implement and operate the Plan and to grant and interpret Awards thereunder. If the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

3.3.	Terms of Awards. Subject to the other terms and conditions of the Plan, the Board or the Committee, as the case may be, shall have full and final authority to:
(i)	designate Participants,
(ii)	determine the type or types of Awards to be made to a Participant, including Substitute Awards made, inter alia, in consideration of the cancellation of prior outstanding stock options,
(iii)	determine the number of Shares to be subject to an Award,
(iv)
establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v)	prescribe the form of each Award Agreement evidencing an Award, and
(vi)
amend, modify, or supplement the terms of any outstanding Award. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Participant, impair the Participant’s rights under such Award.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Subsidiary thereof or any confidentiality obligation with respect to the Company or any Subsidiary thereof or otherwise in competition with the Company or any Subsidiary thereof, to the extent specified in such Award Agreement applicable to the participant. Furthermore, unless the Board provides otherwise in the applicable Award Agreement, the Company may annul an Award if the Participant is an employee of the Company or a Subsidiary thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.
3.4.
Deferral Arrangement. The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to compliance with Section 409A, where applicable, and such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents.

3.5.	No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.6.
Book Entry. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of Share certificates through the use of book-entry.

4.	SHARES SUBJECT TO THE PLAN
Subject to adjustment as provided in Section 17 hereof, the number of Shares available for issuance under the Plan shall be, in the aggregate, twenty-one million nine hundred fifty-nine thousand nine hundred thirteen (21,959,913). Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares, including Share-settled Awards where all or a portion of the Award may be settled in cash, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (i) Shares delivered to, tendered as payment for, or withheld by the Company to pay the exercise price or cover the withholding taxes under the Award, or (ii) Shares subject to a vested Option or Share Appreciation Right that are not actually issued in connection with the settlement of such Option or Share Appreciation Right. In addition, Shares repurchased by the Company using Option exercise proceeds may not again be made available for issuance under the Plan.
The Board shall have the right to issue Substitute Awards or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a Substitute Award, by the net increase in the number of Shares subject to Awards before and after the substitution.
5.	EFFECTIVE DATE, DURATION AND AMENDMENTS
5.1.	Effective Date. The Plan shall be effective as of the Effective Date.
5.2.	Term. The Plan shall terminate on September 30, 2030 and may be terminated on any earlier date as provided in Section 5.3.
5.3.
Amendment and Termination of the Plan. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s shareholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, if the Plan is approved by the Company’s shareholders within 12 months after the Plan is adopted by the Board, any amendment adopted after the date of shareholder approval will be contingent on subsequent approval of the Company’s shareholders if the amendment would: (i) materially increase the aggregate number of Shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan. No Awards shall be made after termination of the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS
6.1.
Service Providers and Other Persons. Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or any Subsidiary, including any Service Provider who is an officer or director of the Company or any Subsidiary, as the Board or the Committee, as the case may be, shall determine and designate from time to time, (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2.
Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the original Grant Date and provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

7.	AWARD AGREEMENT
Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board or the Committee, as the case may be, shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-Qualified Options or Incentive Stock Options (if applicable), and in the absence of such specification such options shall be deemed Non-Qualified Options.
8.	TERMS AND CONDITIONS OF OPTIONS
8.1.
Option Price. The Option Price of each Option shall be fixed by the Board or the Committee, as the case may be, and stated in the Award Agreement evidencing such Option. Except as otherwise specified in Section 8.12, the Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a Share. In no case shall the Option Price of any Option be less than the par value of a Share.

8.2.
Vesting. Subject to Sections 8.3, 8.4, 8.5 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions (including based on achievement of performance goals and/or future service requirements) as shall be determined by the Board or the Committee, as the case may be, and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of Shares subject to an Option shall be rounded down to the next nearest whole number.

8.3.
Term. Except as otherwise specified in Section 8.12, each Option granted under the Plan shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed and stated in the Award Agreement relating to such Option (the “Termination Date”).

8.4.
Termination of Service. Unless otherwise provided for in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Participant’s Service, except to the extent that such termination is due to death, or Change in Control of the Company or as otherwise specified in the Award Agreement, any Option held by such Participant that has not vested shall immediately be deemed forfeited and any otherwise vested Option or unexercised portion thereof shall terminate three (3) months after the date of such termination of Service, but in no event later than the date of expiration of the Option. If a Participant’s Service is terminated for Cause, the Option or unexercised portion thereof shall terminate as of the date of such termination. Unless otherwise provided for in an Award Agreement or in writing after the Award Agreement is issued, and except as otherwise specified in Section 8.12, if a Participant’s Service is terminated due to death, any Option of the deceased Participant shall become fully vested and shall continue in accordance with its terms, may be exercised, to the extent of the number of Shares with respect to which he/she could have exercised the Option on the date of his/her death, by his/her estate, personal representative or beneficiary who acquires the Option by will or by the laws of descent and distribution, and shall expire on its normal date of expiration unless previously exercised. Such provisions shall be determined in the sole discretion of the Board or the Committee, as the case may be, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.
Change in Control. Unless otherwise provided for in an Award Agreement or in writing that is agreed to by the Participant after the Award Agreement is issued in the event of a Change in Control, a Participant’s unvested Options shall become fully vested and may be exercised until their normal date of expiration.

8.6.
Limitations on Exercise of Option. Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.7.
Method of Exercise. An Option that is exercisable may be exercised by the Participant’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Board or the Committee, as the case may be. Such notice shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the Shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.8.
Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Participant holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to the Participant. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.9.
Delivery of Share Certificates. Promptly after the exercise of an Option by a Participant and the payment in full of the Option Price, such Participant shall be entitled to the issuance of a Share certificate or certificates evidencing his/her ownership of the Shares purchased upon such exercise.

8.10.
Transferability of Options. Except as provided in Section 8.11, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.11, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

8.11.
Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.11, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 8.11, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 8.11 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.12.
Limitations on Incentive Stock Options. This Section 8.12 applies only if the Plan is approved by the Company’s shareholders within 12 months after the Plan is adopted by the Board. An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its affiliates) does not exceed $100,000. This $100,000 limitation shall be applied by taking Options into account in the order in which they were granted. If an Incentive Stock Option is granted to a Ten Percent Shareholder, then (a) the Option Price shall be not less than 110 percent of the Fair Market Value of a Share on the Grant Date; and (b) the Option shall not be exercisable after the expiration of five years from its Grant Date. Unless otherwise provided for in an Award Agreement or in writing after the Award Agreement is issued, if an Incentive Stock Option is granted to a Participant whose Service is terminated due to death, the Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s death and thereafter shall be a Non-Qualified Option.
9.	TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS
9.1.
Right to Payment and Grant Price. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Board or the Committee, as the case may be. The Award Agreement for an SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a Share on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award.

9.2.
Other Terms. The Board or the Committee, as the case may be, shall determine at the Grant Date or thereafter, the time or times at which and the conditions under which an SAR may be exercised (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED SHARES AND RESTRICTED SHARE UNITS
10.1.
Grant of Restricted Shares or Restricted Share Units. Awards of Restricted Shares or Restricted Share Units may be made to eligible persons. Restricted Shares or Restricted Share Units may be awarded for no consideration (other than par value of the Shares which is deemed paid by Services already rendered). Restricted Shares or Restricted Share Units may also be referred to as performance shares or performance share units.

10.2.
Restrictions. At the time an Award of Restricted Shares or Restricted Share Units is made, the Board or the Committee, as the case may be, may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Shares or Restricted Share Units. Unless a different restricted period is specified, the default restricted period shall, for an employee be three (3) years with respect to which twenty-five percent (25%) of the Shares shall be vested upon the Grant Date and twenty-five percent (25%) of the Shares related to such Award shall become nonforfeitable or vest on each of the first three (3) anniversaries of the Grant Date, and shall, for a Director be the period for which such Director continues to serve as a Director. Each Award of Restricted Shares or Restricted Share Units may be subject to a different restricted period. The Board or the Committee, as the case may be, may, in its sole discretion, at the time a grant of Restricted Shares or Restricted Share Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance conditions, which may be applicable to all or any portion of the Restricted Shares or Restricted Share Units in accordance with Section 14.1. Neither Restricted Shares nor Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed with respect to such Restricted Shares or Restricted Share Units. Each Participant may designate a beneficiary for the Restricted Shares or Restricted Share Units awarded to him or her under the Plan. If a Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his or her estate as his or her beneficiary.

10.3.
Restricted Shares Certificates. The Company shall issue, in the name of each Participant to whom Restricted Shares have been granted, share certificates representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the Grant Date. The Board or the Committee, as the case may be, may provide in an Award Agreement that either (i) the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Participant, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4.
Rights of Holders of Restricted Shares. Unless otherwise provided for in an Award Agreement, holders of Restricted Shares shall have the right to vote such Shares and the right to receive any dividends declared or paid with respect to such Shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.5.	Rights of Holders of Restricted Share Units.
10.5.1.
Dividend Rights. Unless the Board otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Company. The Award Agreement evidencing a grant of Restricted Share Units may provide that the holder of such Restricted Share Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Share Unit held equal to the per-share dividend paid on the Shares in accordance with Section 13.

10.5.2.
Creditor’s Rights. A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.
Termination of Service. Unless otherwise provided for in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Participant’s Service, any Restricted Shares or Restricted Share Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, except to the extent that such termination is due to death or Change in Control of the Company or as otherwise specified in the Award Agreement. Further, the Award Agreement may specify that the vested portion of the Award shall continue to be subject to the terms of any applicable transfer or other restriction. Upon forfeiture of Restricted Shares or Restricted Share Units, the Participant shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares or Restricted Share Units.

10.7.
Purchase of Restricted Shares. If a Participant receives an Award consisting of Restricted Shares and the Participant subsequently satisfies the conditions necessary to enable the Participant to retain the Restricted Shares, for purposes of satisfying any corporate law requirement to demonstrate that the Company has received consideration in return for such Restricted Shares at least equal to the par value of such Restricted Shares, the Participant may be deemed, in the discretion of the Board or the Committee, as the case may be, to have provided consideration to the Company in an amount equal to the aggregate par value of such Restricted Shares through the performance of past Services to the Company or a Subsidiary.

10.8.
Delivery of Share. Except as otherwise specified with respect to a particular Award of Restricted Shares, within thirty (30) days of the expiration or termination of the restricted period, a certificate or certificates representing all Shares relating to such Award which have not been forfeited shall be delivered to the Participant or to the Participant’s beneficiary or estate, as the case may be. Except as otherwise specified with respect to a particular Award of Restricted Share Units, within thirty (30) days of the satisfaction of the vesting criterion applicable to such Award, a certificate or certificates representing all Shares relating to such Award which have vested shall be issued or transferred to the Participant.
11.	TERMS AND CONDITIONS OF UNRESTRICTED SHARES AWARDS
The Board or the Committee, as the case may be, may, in its sole discretion, grant (or sell at par value or such other higher purchase price as it may determine) an Unrestricted Shares Award to any Participant pursuant to which such Participant may receive Shares free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Shares Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.
12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES
12.1.
General Rule. Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Shares shall be made in cash or in cash equivalents acceptable to the Company.

12.2.
Surrender of Shares. To the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Shares may be made all or in part through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.
Cashless Exercise. With respect to an Option only to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board or the Committee, as the case may be), of an irrevocable direction to a registered securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4.
Other Forms of Payment. To the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Shares may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
13.1.
Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Participant. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

13.2.
Termination of Service. Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS
14.1.
Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such corporate or individual performance conditions as may be specified by the Board or the Committee, as the case may be. The Board or the Committee, as the case may be, may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions.

14.2.
Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

15.	PARACHUTE LIMITATIONS
Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Shares or Restricted Share Units held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment will be reduced as follows:
(a)	amounts that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and
(b)
all other amounts will then be reduced as follows: (I) cash payments will be reduced before noncash payments; and (II) payments to be made on a later payment date will be reduced before payments to be made on an earlier payment date.

16.	REQUIREMENTS OF LAW
16.1.
General. The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no Shares may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such shares unless the Company has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.
Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board or the Committee, as the case may be, may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION
17.1.
Changes in Shares. If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of Shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of Shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to Shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per Share. The conversion of any convertible securities of the Company shall not be treated as an increase in Shares affected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in shares of common stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Share Appreciation Rights to reflect such distribution.
17.2.
Reorganization in which the Company is the Surviving Entity. Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the Shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Share Units shall be adjusted so as to apply to the securities that a holder of the number of Shares subject to the Restricted Share Units would have been entitled to receive immediately following such transaction.

17.3.	Corporate Transaction. Subject to the exceptions set forth in the last sentence of this Section 17.3, the last sentence of Section 17.4 and the requirements of Section 409A of the Code:
(i)
upon the occurrence of a Corporate Transaction, all outstanding Options and Restricted Shares shall be deemed to have vested, and all Restricted Share Units shall be deemed to have vested and the Shares subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii)	either of the following two actions shall be taken:
(A)
fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B)
the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Shares, Restricted Share Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value, in the case of Restricted Shares or Restricted Share Units, equal to the formula or fixed price per Share paid to holders of Shares and, in the case of Options or SARs, equal to the product of the number of Shares subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per Share paid to holders of Shares pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Restricted Shares and Restricted Share units theretofore granted, or for the substitution for such Options,

SARs, Restricted Shares and Restricted Share Units for new options, SARs, restricted share and restricted shares units relating to the shares of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common shares) and option and share appreciation right exercise prices, in which event the Plan, Options, SARs, Restricted Shares and Restricted Share Units theretofore granted shall continue in the manner and under the terms so provided.
17.4.
Adjustments. Adjustments under this Section 17 related to Shares or other securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional Shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share. The Board shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Restricted Shares and Restricted Share Units, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the Grant Date, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5.
No Limitations on Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS
18.1.
Disclaimer of Rights. No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Subsidiary. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a trustee, officer, consultant or employee of the Company or a Subsidiary. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in Company or escrow for payment to any Participant or beneficiary under the terms of the Plan.

18.2.
Non-exclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for approval at the Board’s discretion shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of Share options otherwise than under the Plan.

18.3.
Withholding Taxes. The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company or the Subsidiary, as the case may be, any amount that the Company or the Subsidiary may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Subsidiary, which may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion, the

Participant may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold Shares otherwise issuable to the Participant or (ii) by delivering to the Company or the Subsidiary Shares already owned by the Participant. The Shares so delivered or withheld may have an aggregate Fair Market Value up to the maximum amount allowed for equity instruments for financial accounting purposes. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 18.3 may satisfy his/her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
18.4.	Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.
18.5.	Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.
18.6.	Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.
18.7.
Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.
Governing Law. The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.
Section 409A of the Code. The Board intends to comply with Section 409A of Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation arrangements pursuant to Section 409A, as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

* * *

To record adoption of the Plan upon approval by the Company’s shareholders, as of May 21, 2024, the Company has caused its authorized officer to execute the Plan.

Telos Corporation

/s/ Helen M. Oh

Helen M. Oh
Corporate Secretary

TELOS CORPORATION
19886 ASHBURN ROAD
ASHBURN, VIRGINIA 20147

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TELOS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are elected and qualified.**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) John B. Wood
02) David Borland
03) Maj. Gen. (ret) John W. Maluda
04) Bonnie Carroll
05) Derrick D. Dockery
06) Brad Jacobs
07) Fredrick D. Schaufeld

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
Attend in Person	☐	☐

Please execute this proxy card as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V34294-P05092

TELOS CORPORATION
Annual Meeting of Stockholders
May 21, 2024 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) E. Hutchinson Robbins, Jr. and Helen M. Oh, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 21, 2024, at its headquarters located at 19886 Ashburn Road, Ashburn, VA 20147. The stockholder(s) further gives the proxies authority to vote according to their best judgment on any other matters properly coming before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side